                                                                  EXHIBIT (c)(1)
                                                    EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER



                                  by and among



                                 CONRAIL INC.,

                          a Pennsylvania corporation,



                            GREEN ACQUISITION CORP.,

                          a Pennsylvania corporation,


                                      and


                                CSX CORPORATION,

                            a Virginia corporation,





                         Dated as of October 14, 1996.

                               TABLE OF CONTENTS

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                            ARTICLE I

THE OFFER AND THE MERGER . . . . . . . . . . .. . . . . . . . . . . . . . . .     2

SECTION 1.1.         The Offer  . . . . . . . . . . . . . . . . . . . . . . .     2
SECTION 1.2.         Green Actions  . . . . . . . . . . . . . . . . . . . . .     4
SECTION 1.3.         The Merger . . . . . . . . . . . . . . . . . . . . . . .     6
section 1.4.         Closing  . . . . . . . . . . . . . . . . . . . . . . . .     6
SECTION 1.5.         Effective Time . . . . . . . . . . . . . . . . . . . . .     6
SECTION 1.6.         Effects of the Merger  . . . . . . . . . . . . . . . . .     7
SECTION 1.7.         Articles of Incorporation and By-laws;
                       Directors and Officers . . . . . . . . . . . . . . . .     7
SECTION 1.8.         Boards, Committees and Officers. . . . . . . . . . . . .     7
SECTION 1.9.         Voting Trust . . . . . . . . . . . . . . . . . . . . . .     8

                           ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES . . . . . . . . . . . .. . .   8

SECTION 2.1.         Conversion of Shares   . . . . . . . . . . . . . . . . . .   8
SECTION 2.2.         Election Procedures  . . . . . . . . . . . . . . . . . . .   9
SECTION 2.3.         Issuance of White Common Stock
                       and Payment of Cash; Proration   . . . . . . . . . . . .  11
SECTION 2.4.         Issuance of White Common Stock   . . . . . . . . . . . . .  14
SECTION 2.5.         Payment of Cash Consideration  . . . . . . . . . . . . . .  14
SECTION 2.6.         Stock Transfer Books   . . . . . . . . . . . . . . . . . .  15
SECTION 2.7.         No Dissenter's Rights  . . . . . . . . . . . . . . . . . .  15
SECTION 2.8.         No Further Ownership Rights  . . . . . . . . . . . . . . .  15
SECTION 2.9.         Termination of Exchange Trust  . . . . . . . . . . . . . .  15
SECTION 2.10.        No Liability   . . . . . . . . . . . . . . . . . . . . . .  16
SECTION 2.11.        Lost Certificates  . . . . . . . . . . . . . . . . . . . .  16
SECTION 2.12.        Withholding Rights   . . . . . . . . . . . . . . . . . . .  16


                             ARTICLE III

REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . .  17

SECTION 3.1.         Representations and Warranties of Green. . . . . . . . . .  17
SECTION 3.2.         Representations and Warranties of White
                       and Tender Sub . . . . . . . . . . . . . . . . . . . . .  27

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
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
                                  ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS  . . . . . . . . . . . . . . . . . . . . .  36

SECTION 4.1.       Conduct of Business . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 4.2.       No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . .  40


                                  ARTICLE V

ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

SECTION 5.1.       Preparation of the Form S-4 and the Joint
                     Proxy Statement; Shareholders Meetings. . . . . . . . . . . . .  43
SECTION 5.2.       Letters of Accountants  . . . . . . . . . . . . . . . . . . . . .  45
SECTION 5.3.       Tax-Free Reorganization . . . . . . . . . . . . . . . . . . . . .  46
SECTION 5.4.       Access to Information; Confidentiality  . . . . . . . . . . . . .  46
SECTION 5.5.       Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . .  47
SECTION 5.6.       Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . .  48
SECTION 5.7.       Certain Employee Matters  . . . . . . . . . . . . . . . . . . . .  50
SECTION 5.8.       Indemnification, Exculpation and Insurance  . . . . . . . . . . .  51
SECTION 5.9.       Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .  52
SECTION 5.10.      Public Announcements  . . . . . . . . . . . . . . . . . . . . . .  53
SECTION 5.11.      Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.12.      NYSE Listing  . . . . . . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.13.      Shareholder Litigation  . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.14.      Green Rights Agreement  . . . . . . . . . . . . . . . . . . . . .  54
SECTION 5.15.      White Rights Agreement  . . . . . . . . . . . . . . . . . . . . .  55
SECTION 5.16.      Corporate Headquarters  . . . . . . . . . . . . . . . . . . . . .  55
SECTION 5.17.      Registration Rights   . . . . . . . . . . . . . . . . . . . . . .  55
SECTION 5.18.      Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

                                  ARTICLE VI

CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

SECTION 6.1.       Conditions to Each Party's Obligation To
                     Effect the Merger     . . . . . . . . . . . . . . . . . . . . .  56
SECTION 6.2.       Conditions to Obligations of White  . . . . . . . . . . . . . . .  57
SECTION 6.3.       Conditions to Obligation of Green . . . . . . . . . . . . . . . .  58
SECTION 6.4.       Frustration of Closing Conditions . . . . . . . . . . . . . . . .  59


                                  ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . .  59

SECTION 7.1.       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
SECTION 7.2.       Effect of Termination.  . . . . . . . . . . . . . . . . . . . . .  61

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                                                                             ----
SECTION 7.3.         Amendment. . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 7.4.         Extension; Waiver. . . . . . . . . . . . . . . . . . . .  62
SECTION 7.5.         Procedure for Termination, Amendment,
                       Extension or Waiver. . . . . . . . . . . . . . . . . .  62


                                  ARTICLE VIII

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

SECTION 8.1.         Nonsurvival of Representations and
                       Warranties   . . . . . . . . . . . . . . . . . . . . .  62
SECTION 8.2.         Notices  . . . . . . . . . . . . . . . . . . . . . . . .  62
SECTION 8.3.         Definitions  . . . . . . . . . . . . . . . . . . . . . .  63
SECTION 8.4.         Interpretation . . . . . . . . . . . . . . . . . . . . .  64
SECTION 8.5.         Counterparts . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 8.6.         Entire Agreement; No Third-Party
                       Beneficiaries  . . . . . . . . . . . . . . . . . . . .  65
SECTION 8.7.         GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . .  65
SECTION 8.8.         Assignment . . . . . . . . . . . . . . . . . . . . . . .  65
SECTION 8.9.         ENFORCEMENT. . . . . . . . . . . . . . . . . . . . . . .  66
SECTION 8.10.        Headings . . . . . . . . . . . . . . . . . . . . . . . .  66
SECTION 8.11.        Severability . . . . . . . . . . . . . . . . . . . . . .  66


EXHIBIT A            Corporate Governance   . . . . . . . . . . . . . . . .   A-1
EXHIBIT B            Form of Affiliate Letter   . . . . . . . . . . . . . .   B-1
EXHIBIT C            Form of Amended and Restated
                     Articles of Incorporation  . . . . . . . . . . . . . .   C-1
EXHIBIT D            Conditions to the Offer  . . . . . . . . . . . . . . .   D-1
EXHIBIT E            Form of Voting Trust Agreement   . . . . . . . . . . .   E-1
EXHIBIT F            Form of Conrail Tax Letter   . . . . . . . . . . . . .   F-1
EXHIBIT G            Form of CSX Tax Letter   . . . . . . . . . . . . . . .   G-1

                                 DEFINED TERMS



                                                       Page                          Section
                                                       ----                          -------
Acquisition Agreement                                  41                            Section 4.2
Adjusted Option                                        49                            Section 5.6
affiliate                                              63                            Section 8.3
Agreement                                              1                             Preamble
Amended Green Articles                                 45                            Section 5.1
Amended White Articles                                 45                            Section 5.1
Approval Date                                          41                            Section 4.2
Articles of Merger                                     6                             Section 1.5
Average White Share Price                              14                            Section 2.3
Cash Election                                          9                             Section 2.2
Cash Portion                                           G-2                           Exhibit G
Certificates                                           9                             Section 2.1
Closing                                                6                             Section 1.4
Closing Date                                           6                             Section 1.4
Code                                                   1                             Recitals
Company                                                F-1                           Exhibit F
Company Capital Stock                                  F-1                           Exhibit F
Company Common Stock                                   F-1                           Exhibit F
Confidentiality Agreement                              47                            Section 5.4
Conversion Ratio                                       11                            Section 2.3
disposition                                            F-3                           Exhibit F
Effective Time                                         6                             Section 1.5
Election                                               9                             Section 2.2
Election Deadline                                      10                            Section 2.2
Employee Benefit Plans
Environmental Laws                                     22                            Section 3.1
ESOP Preferred Stock                                   F-1                           Exhibit F
Exchange Act                                           2                             Section 1.1
Exchange Agent                                         10                            Section 2.2
Exchange Trust                                         14                            Section 2.4
Form S-4                                               22                            Section 3.1
Form of Election                                       9                             Section 2.2
Governmental Entity                                    20                            Section 3.1
Green                                                  1                             Preamble
Green Advisors                                         6                             Section 1.2
Green Articles                                         45                            Section 5.1
Green Benefit Plans                                    24                            Section 3.1
Green Common Stock                                     1                             Recitals
Green Disclosure Schedule                              17                            Section 3.1

Green Employee Stock Options                           18                            Section 3.1
Green ESOP Preferred Stock                             1                             Recitals
Green Filed SEC Documents                              23                            Section 3.1
Green Fairness Opinions                                6                             Section 1.2
Green Filed SEC Documents                              23                            Section 3.1
Green Material Breach                                  60                            Section 7.1
Green Merger Shareholder Approval                      25                            Section 3.1
Green Merger Shareholders Meeting                      44                            Section 5.1
Green Option                                           1                             Recitals
 Green Pennsylvania Proxy Statement                    20                            Section 3.1
Green Pennsylvania Shareholder
  Approval                                             25                            Section 3.1
Green Pennsylvania Shareholders
  Meeting                                              43                            Section 5.1
Green Permits                                          24                            Section 3.1
Green Preferred Stock                                  18                            Section 3.1
Green Rights                                           19                            Section 3.1
Green Rights Agreement                                 19                            Section 3.1
Green Rights Plan Amendment                            26                            Section 3.1
Green SEC Documents                                    21                            Section 3.1
Green Shareholder Approvals                            25                            Section 3.1
Green Shareholders Meetings                            44                            Section 5.1
Green Stock Option Agreement                           1                             Recitals
Green Stock Plans                                      18                            Section 3.1
GSOP Stock                                             F-2                           Exhibit F
HSR Act                                                20                            Section 3.1
issuing party                                          55                            Section 5.17
Joint Proxy Statement                                  20                            Section 3.1
key employee                                           24                            Section 3.1
knowledge                                              64                            Section 8.3
Liens                                                  18                            Section 3.1
material                                               64                            Section 8.3
material adverse change                                63                            Section 8.3
material adverse effect                                63                            Section 8.3
materially                                             64                            Section 8.3
Merger                                                 6                             Section 1.3
Merger Agreement                                       F-1                           Exhibit F
Non-Electing Shares                                    13                            Section 2.3
NYSE                                                   21                            Section 3.1
Offer                                                  2                             Section 1.1

Offer Price                                            2                             Section 1.1
Offer to Purchase                                      2                             Section 1.1
Offer Documents                                        3                             Section 1.1
Option Agreements                                      2                             Recitals
Parent                                                 G-1                           Exhibit G
Parent Common Stock                                    F-2                           Exhibit F
Pennsylvania Law                                       6                             Section 1.3
Per Share Cash Consideration                           9                             Section 2.2
Per Share Merger Consideration                         9                             Section 2.1
person                                                 64                            Section 8.3
Proxy Statements                                       21                            Section 3.1
qualified stock options                                49                            Section 5.6
Railroad CEO                                           A-1                           Exhibit A
requesting party                                       55                            Section 5.17
Restraints                                             56                            Section 6.1
Rule 145                                               B-1                           Exhibit B
Schedule 14D-1                                         3                             Section 1.1
Schedule 14D-9                                         5                             Section 1.2
SEC                                                    3                             Section 1.1
Second Offer                                           4                             Section 1.1
Securities                                             B-4                           Annex I to
                                                                                     Exh. B
Securities Act                                         21                            Section 3.1
Significant Subsidiary                                 17                            Section 3.1
significant subsidiary                                 17                            Section 3.1
STB                                                    15                            Section 2.7
Stock Election                                         9                             Section 2.2
Sub                                                    F-1                           Exhibit F
subsidiary                                             64                            Section 8.3
Superior Proposal                                      42                            Section 4.2
Surviving Corporation                                  6                             Section 1.3
Takeover Proposal                                      41                            Section 4.2
Tax Opinions                                           46                            Section 5.3
Tendered Shares                                        11                            Section 2.3
Tender Sub                                             1                             Preamble
Termination Fee                                        52                            Section 5.9
Transfer Taxes                                         53                            Section 5.9
Voting Trust                                           8                             Section 1.9
White                                                  1                             Preamble
White Articles                                         45                            Section 5.1

White Benefit Plans                                    34                            Section 3.2
White Common Stock                                     2                             Recitals
White Disclosure Schedule                              27                            Section 3.2
White Employee Stock Options                           28                            Section 3.2
White Filed SEC Documents                              32                            Section 3.2
White Material Breach                                  60                            Section 7.1
White Option                                           2                             Recitals
White Permits                                          33                            Section 3.2
White Preferred Stock                                  27                            Section 3.2
White Rights                                           29                            Section 3.2
White Rights Agreement                                 29                            Section 3.2
White Rights Plan Amendment                            35                            Section 3.2
White SEC Documents                                    31                            Section 3.2
White Securities                                       B-1                           Exhibit B
White Shareholder Approval                             35                            Section 3.2
White Shareholders Meeting                             44                            Section 5.1
White Stock Option Agreement                           2                             Recitals
White Stock Plans                                      28                            Section 3.2

              AGREEMENT AND PLAN OF MERGER, dated as of October 14, 1996 (this "Agreement"), by and among CONRAIL INC., a Pennsylvania corporation ("Green"), GREEN ACQUISITION CORP., a Pennsylvania corporation and a wholly owned subsidiary of White ("Tender Sub"), and CSX CORPORATION, a Virginia corporation ("White").


                                  WITNESSETH:

              WHEREAS, the Board of Directors of Green has approved, and deems it advisable and in the best interests of Green to consummate, the business combination contemplated hereby upon the terms and subject to the conditions set forth herein;

              WHEREAS, the respective Boards of Directors of Tender Sub and White have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination contemplated hereby upon the terms and subject to the conditions set forth herein;

              WHEREAS, it is intended that the business combination contemplated hereby be accomplished by Tender Sub commencing a cash tender offer for shares of common stock, par value $1.00 per share, of Green (including the associated Green Rights, "Green Common Stock"), and for shares of Series A ESOP Convertible Junior Preferred Stock, without par value, of Green (including the associated Green Rights, "Green ESOP Preferred Stock"), to be followed by a merger of Green with and into Tender Sub, with Tender Sub being the surviving corporation, upon the terms and subject to the conditions set forth herein;

              WHEREAS, Green, Tender Sub and White desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

              WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code;

              WHEREAS, concurrently with the execution and delivery of this Agreement, Green and White are entering into a stock option agreement (the "Green Stock Option Agreement"), pursuant to which White shall be granted the option (the "Green Option") to purchase shares of Green Common Stock, upon the terms and subject to the conditions set forth therein; and

              WHEREAS, concurrently with the execution and delivery of this Agreement, White and Green are entering into a stock option agreement (the "White Stock Option Agreement", and, together with the Green Stock Option Agreement, the "Option Agreements"), pursuant to which Green shall be granted the option (the "White Option") to purchase shares of common stock, par value $1.00 per share, of White ("White Common Stock"), upon the terms and subject to the conditions set forth therein.


              NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE I

                            THE OFFER AND THE MERGER


             SECTION 1.1. The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), Tender Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") an offer (the "Offer") to purchase for cash an aggregate of 17,860,124 shares of Green Common Stock and Green ESOP Preferred Stock at a price of $92.50 per share, net to the seller in cash (such price, or such higher price per share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Exhibit D hereto. Tender Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for shares of Green Common Stock and Green ESOP Preferred Stock tendered as soon as practicable after the later of the satisfaction of the conditions to the Offer and the expiration of the Offer; provided, however, that no such payment shall be made until after calculation of proration; provided further that immediately upon the acceptance for payment of and payment for shares of Green ESOP Preferred Stock pursuant to the Offer, such shares shall be automatically converted on a one-for-one basis into shares of Green Common Stock in accordance with the terms of the Green Articles. The obligations of Tender Sub to commence the Offer and to accept for payment and to pay for any shares of Green Common Stock or Green ESOP Preferred Stock validly tendered shall be subject only to the conditions set forth in Exhibit D hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Exhibit D hereto. Without the written consent of Green, Tender Sub shall not decrease the Offer Price, decrease the aggregate number of shares of Green Common Stock and Green ESOP Preferred Stock sought, change the form of consideration to be paid pursuant to the Offer, modify any of the conditions to the Offer set forth in Exhibit D hereto, impose conditions to the Offer in addition to those set forth in Exhibit D hereto, except as provided in the proviso below, extend the Offer, or amend any other term or condition of the Offer in any manner which is adverse to the holders of shares of Green Common Stock, it being agreed that a waiver by Tender Sub of any condition in its discretion shall not be deemed to be adverse to the holders of Green Common Stock; provided, however, that Tender Sub shall not waive the condition set forth in paragraph (c) of Exhibit D without the consent of Green; and provided further that, if on any scheduled expiration date of the Offer (as it may be extended in accordance with the terms hereof), all conditions to the Offer shall not have been satisfied or waived, the Offer may be extended from time to time without the consent of Green for such period of time as is reasonably expected to be necessary to satisfy the unsatisfied conditions.
White and Tender Sub agree that, in the event all conditions to their obligation to purchase shares under the Offer at any scheduled expiration date thereof are satisfied other than the condition set forth in paragraph (c) of Exhibit D, Tender Sub shall, from time to time, extend the Offer until the earlier of (i) 180 days following the date hereof or (ii) such time as such condition is satisfied or waived in accordance herewith. In addition, the Offer Price and the number of shares of Green Common Stock or Green ESOP Preferred Stock sought may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of Green. It is agreed that the conditions to the Offer are for the benefit of White and Tender Sub and may be asserted by White or Tender Sub regardless of the circumstances giving rise to any such condition (including any action or inaction by White or Tender Sub not inconsistent with the terms hereof) or may be waived by White or Tender Sub, in whole or in part at any time and from time to time, in its sole discretion.

             (b) White and Tender Sub shall file with the United States Securities and Exchange Commission (the "SEC") as soon as practicable on the date the Offer is commenced, a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and in cluding the exhibits thereto, the "Schedule 14D-1") which shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (the Schedule 14D-1 and such documents, collectively, together with any amendments and supplements thereto, the "Offer Documents"). Each of White and Tender Sub agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of White and Tender Sub, on the one hand, and Green, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and White and Tender Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Green and its counsel shall be given the opportunity to review the Offer Documents before they are filed with the SEC. In addition, White and Tender Sub agree to provide Green and its counsel in writing with any comments White, Tender Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. White and Tender Sub shall cooperate with Green in responding to any comments received from the SEC with respect to the Offer and amending the Offer in response to any such comments.

             (c) Subject to the terms and conditions of the Offer, White shall provide or cause to be provided to Tender Sub on a timely basis the funds necessary to accept for payment, and pay for, shares of Green Common Stock and Green ESOP Preferred Stock that Tender Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

             (d) At any time following the obtaining of the Green Pennsylvania Shareholder Approval, if White and its subsidiaries do not already own 40% or more of the outstanding shares of Green Common Stock on a fully diluted basis as of the date hereof (excluding for purposes of this Section 1.1(d) shares that would be outstanding upon exercise of the Green Stock Option Agreement), White may, and at the written request of Green shall, commence an offer (the "Second Offer") to purchase up to that number of shares of Green Common Stock and Green ESOP Preferred Stock which, when added to the aggregate number of shares of Green Common Stock and Green ESOP Preferred Stock then beneficially owned by White (other than pursuant to the Green Stock Option Agreement) equals 40% of such outstanding shares of Green Common Stock, at a price not less than $92.50. Green agrees that it shall not make such written request at any time that the Offer is outstanding and has a scheduled expiration date within 10 business days of such time. White and Green agree that if the Second Offer is commenced they will file such documents and make such recommendations and take such other action as is required by this Agreement in respect of the Offer, and the Second Offer shall be on terms no less favorable to the shareholders of Green than the Offer.

             SECTION 1.2.  Green Actions.

             (a) Green hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously by the vote of all directors present (i) determined that this Agreement and the transactions contemplated hereby (including the Offer and the Merger), the Option Agreements and the transactions contemplated thereby, are in the best interests of Green, (ii) approved this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and approved the Option Agreements and the transactions contemplated thereby, such determination and approval constituting approval thereof by the Board of Directors for all purposes of the Pennsylvania Law, and (iii) resolved to recommend that the shareholders of Green who desire to receive cash for their shares of Green Common Stock or Green ESOP Preferred Stock accept the Offer and tender their shares of Green Common Stock or Green ESOP Preferred Stock thereunder to Tender Sub and that all shareholders of Green approve and adopt this Agreement and the transactions contemplated hereby; provided, however, that prior to the purchase by Tender Sub of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Offer, Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with
Section 4.2 hereof. Green hereby consents to the inclusion in the Offer Documents of the recommendations of Green's Board of Directors described in this Section.

             (b) Concurrently with the commencement of the Offer, Green shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation referred to in clauses (i), (ii) and (iii) of Section 1.2(a) hereof; provided, however, that Green may modify, withdraw or change such recommendation, but only to the extent that Green complies with Section 4.2 hereof. Green agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. Each of Green, on the one hand, and White and Tender Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and Green further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to Green's shareholders, in each case as and to the extent required by applicable federal securities laws. White and its counsel shall be given the opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, Green agrees to provide White, Tender Sub and their counsel in writing with any comments Green or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Green shall cooperate with White and Tender Sub in responding to any comments received from the SEC with respect to the Schedule 14D-9 and amending the Schedule 14D-9 in response to any such comments.

             (c) In connection with the Offer, if requested by Tender Sub, Green shall promptly furnish or cause to be furnished to Tender Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the shares of Green Common Stock as of a recent date, and shall furnish Tender Sub with such information and assistance (including updated information) as Tender Sub or its agents may reasonably request in communicating the Offer to the shareholders of Green.

             (d) Green has received the written opinions of Lazard Freres & Co. and Morgan Stanley & Co. Incorporated (the "Green Advisors"), each dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be received by Green shareholders (other than Tender Sub and its affiliates) pursuant to the Offer and Merger, taken together, is fair from a financial point of view to such holders (the "Green Fairness Opinions"). Green has delivered to Tender Sub a copy of the Green Fairness Opinions.

             SECTION 1.3. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania Law"), Green shall be merged with and into Tender Sub at the Effective Time (the "Merger"). Tender Sub shall be the surviving corporation (the "Surviving Corporation") of the Merger and shall succeed to and assume all rights and obligations of Green in accordance with the Pennsylvania Law.

             (b) If for any reason the parties hereto are unable to obtain either of the Tax Opinions referred to in Section 5.3(a) on or as of the Closing Date, then the Merger shall be effected such that Tender Sub shall be merged with and into Green, with Green being the "Surviving Corporation" for all purposes hereunder, and such transaction shall be the "Merger" for all purposes hereunder. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

             SECTION 1.4. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Article VI) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 6.1, unless another time or date is agreed to by the parties hereto. The Closing shall be held at such location in the City of New York as is agreed to by the parties hereto.

             SECTION 1.5. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (such documents, collectively, the "Articles of Merger") executed in accordance with the relevant provisions of the Pennsylvania Law and shall make all other filings or recordings as may be required under the Pennsylvania Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Pennsylvania Department of State, or at such subsequent date or time as White, Tender Sub and Green shall agree and shall be specified in the Articles of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

             SECTION 1.6. Effects of the Merger. The Merger shall have the effects set forth in Chapter 19 of the Pennsylvania Law.

             SECTION 1.7. Articles of Incorporation and By-laws; Directors and Officers.

             (a) The articles of incorporation and by-laws of Tender Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that the articles of incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "Conrail Inc."

             (b) Subject to Section 1.8, the directors of Tender Sub and the officers of Green at the Effective Time shall, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and by-laws.

             SECTION 1.8. Boards, Committees and Officers. The Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and officers of White and/or the Surviving Corporation (as indicated on Exhibit A hereto) shall be as set forth on Exhibit A hereto until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit A or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable to serve as a director (including as a member or chairman of any committee) at the Effective Time the party which designated such individual as indicated in Exhibit A shall designate another individual to serve in such individual's place. If any officer listed on or appointed in accordance with Exhibit A ceases to be a full-time employee of Green, Tender Sub or White prior to the Effective Time, the parties shall agree upon another person to serve in such person's stead.
The committees of the Board of Directors of White shall have such authority as may, subject to applicable law, be delegated to them by the Board of Directors of White.
             SECTION 1.9. Voting Trust. The parties agree that, simultaneously with the purchase by White, Tender Sub or their affiliates of shares of Green Common Stock and Green ESOP Preferred Stock pursuant to the Offer, the Green Stock Option Agreement or otherwise, such shares of Green Common Stock (including pursuant to the automatic conversion of Green ESOP Preferred Stock) shall be deposited in a voting trust (the "Voting Trust") in accordance with the terms and conditions of a voting trust agreement substantially in the form attached hereto as Exhibit E. The Voting Trust may not be modified or amended without the prior written approval of Green unless such modification or amendment is not inconsistent with this Agreement or the Option Agreements and is not adverse to Green or its shareholders (it being understood that any change to the terms of the Voting Trust relating to voting rights or rights and restrictions relating to the transfer of such shares of Green Common Stock shall in any event require the prior approval of Green). No power of White or Tender Sub provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES


             SECTION 2.1.  Conversion of Shares.

             (a) Each share of Common Stock, par value $1.00 per share, of Tender Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

             (b) Each share of Green Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Green Common Stock to be canceled pursuant to Section 2.1(c) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive such number of duly authorized, validly issued, fully paid and nonassessable shares of White Common Stock or cash, without any interest thereon, as specified in Section 2.3 hereof.

             (c) All shares of Green Common Stock that are owned by Green as treasury stock and any shares of Green Common Stock owned by White, Green or any of their respective subsidiaries shall, at the Effective Time, be canceled and retired and shall cease to exist, and no shares of White Common Stock or other consideration shall be delivered or owing in exchange therefor.

             (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented issued and outstanding shares of Green Common Stock, including those issuable upon conversion of the shares of Green ESOP Preferred Stock (which conversion shall occur automatically pursuant to the terms of the Green Articles prior to the Effective Time so that, immediately prior to the Effective Time, no shares of Green ESOP Preferred Stock shall be issued and outstanding), ("Certificates") shall cease to have any rights as shareholders of Green, except the right to receive the consideration set forth in this Article II (the "Per Share Merger Consideration") with respect to each share held by them.

             SECTION 2.2 Election Procedures. Unless, prior to the Effective Time, Tendered Shares constitute at least 40% of all outstanding shares of Green Common Stock and Green ESOP Preferred Stock (in which case each share of Green Common Stock (including shares of Green Common Stock into which the shares of Green ESOP Preferred Stock shall have been converted) shall be converted in the Merger into White Common Stock as provided in Section 2.3(b) hereof), each holder of shares of Green Common Stock (other than holders of shares of Green Common Stock to be canceled as set forth in Section 2.1(c)) and Green ESOP Preferred Stock shall have the right to submit a request specifying the number of shares that such holder desires to have converted into shares of White Common Stock in the Merger, and the number of shares that such holder desires to have converted into the right to receive $92.50, per share, without interest (the "Per Share Cash Consideration"), in the Merger in accordance with the following procedures:

                     (a) Each holder of shares of Green Common Stock and Green ESOP Preferred Stock may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an "Election") (i) the number of shares owned by such holder that such holder desires to have converted into shares of White Common Stock in the Merger (a "Stock Election") and (ii) the number of shares owned by such holder that such holder desires to have converted into the right to receive the Per Share Cash Consideration in the Merger (a "Cash Election").

                     (b) White shall prepare a form reasonably acceptable to Green (the "Form of Election") which shall be mailed to Green's shareholders in accordance with this Section 2.2 so as to permit Green's shareholders to exercise their right to make an Election prior to the Election Deadline.

                     (c) White shall use reasonable efforts to make the Form of Election available to all shareholders of Green at least ten business days prior to the Election Deadline.

                     (d) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement (the "Exchange Agent") shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, "Election Deadline" means the date announced by White, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided that such date shall be a business day no earlier than twenty business days prior to the Effective Time and no later than the date on which the Effective Time occurs and shall be at least five business days following the date of such news release; provided further that White shall have the right to set a later date as the Election Deadline so long as such later date is no later than the date on which the Effective Time occurs.

                     (e) Any Green shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election.

                     (f) Any Green shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by White or Green that this Agreement has been terminated. Any Green shareholder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

                     (g) White shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, the issuance and delivery of certificates for shares of White Common Stock into which shares of Green Common Stock are converted in the Merger and the payment of cash for shares of Green Common Stock converted into the right to receive Per Share Cash Consideration in the Merger.

             SECTION 2.3. Issuance of White Common Stock and Payment of Cash; Proration. The manner in which each share of Green Common Stock (other than shares of Green Common Stock to be canceled as set forth in Section 2.1(c)) shall be converted into shares of White Common Stock or the right to receive cash on the Effective Date shall be as set forth in this Section
2.3.  All references to "outstanding" shares of Green Common Stock in Section
2.2 and this Section 2.3 shall mean all shares of Green Common Stock issued and outstanding immediately prior to the Effective Time on a fully diluted basis, including all shares of Green Common Stock issuable upon conversion of the shares of Green ESOP Preferred Stock, held by the Green Employee Benefits Trust and issuable upon exercise of outstanding Green Employee Stock Options and all shares of Green Common Stock acquired by Tender Sub pursuant to the Offer or otherwise, except for shares of Green Common Stock acquired by White pursuant to the Green Stock Option Agreement (the "Tendered Shares").

             (a) As is more fully set forth below, the aggregate number of shares of Green Common Stock to be converted into shares of White Common Stock pursuant to the Merger shall be equal as nearly as practicable to 60% of all outstanding shares of Green Common Stock; and the number of shares of Green Common Stock to be converted into the right to receive the cash in the Merger pursuant to this Agreement, together with the Tendered Shares, shall be equal as nearly as practicable to 40% of all outstanding shares of Green Common Stock.

             (b) If Stock Elections are received for a number of shares of Green Common Stock that is 60% or less of the outstanding shares of Green Common Stock, each share of Green Common Stock covered by a Stock Election shall be converted in the Merger into 1.85619 shares of White Common Stock (the "Conversion Ratio"). In the event that between the date of this Agreement and the Effective Time, the issued and outstanding shares of White Common Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, in each case which is prohibited pursuant to Section 4.1 without the consent of Green, the Conversion Ratio shall be appropriately adjusted.

             (c) If Stock Elections are received for more than 60% of the outstanding shares of Green Common Stock, each Non-Electing Share (as defined in Section 2.3(g)) and each share of Green Common Stock for which a Cash Election has been received shall be converted into the right to receive cash in the Merger, and the shares of Green Common Stock for which Stock Elections have been received shall be converted into shares of White Common Stock and the right to receive cash in the following manner:

                     (1) The Exchange Agent shall distribute with respect
             to shares of Green Common Stock as to which a stock election has been made a number of shares of White Common Stock equal to the conversion ratio per share of Green Common Stock with respect to a fraction of such shares of Green Common Stock, the numerator of which fraction shall be 60% of the number of outstanding shares of Green Common Stock and the denominator of which shall be the aggregate number of shares of green common stock covered by stock elections.

                     (2) Shares of Green Common Stock covered by a Stock Election and not fully converted into the right to receive shares of White Common Stock as set forth in clause (1) above shall be converted in the Merger into the right to receive the Per Share Cash Consideration for each share of Green Common Stock so converted.

            d. If the number of Tendered Shares and shares of Green
Common Stock for which Cash Elections are received in the aggregate is 40% or less of the outstanding shares of Green Common Stock, each share of Green Common Stock covered by a Cash Election shall be converted in the Merger into the right to receive the Per Share Cash Consideration.

            e. If the number of Tendered Shares and shares of Green
Common Stock for which Cash Elections are received in the aggregate is more than 40% of the outstanding shares of Green Common Stock, each Non-Electing Share and each share of Green Common Stock for which a Stock Election has been received shall be converted in the Merger into a number of shares of White Common Stock equal to the Conversion Ratio, and, the shares of Green Common Stock for which Cash Elections have been received shall be converted into the right to receive the Per Share Cash Consideration and shares of White Common Stock in the following manner:

                     (1) The Exchange Agent shall distribute with respect to shares of Green Common Stock as to which a cash election has been made the per share cash consideration per share of Green Common Stock with respect to a fraction of such shares of Green Common Stock, the numerator of which fraction shall be 40% of the difference of the number of outstanding shares of Green Common Stock minus the number of tendered shares and the denominator of which shall be the aggregate number of shares of Green Common Stock covered by cash elections.

                     (2) Shares of Green Common Stock covered by a cash election and not fully converted into the right to receive the per share cash consideration as set forth in clause (1) above shall be converted in the merger into the right to receive a number of shares of White Common Stock equal to the conversion

             Ratio for Each Share of Green Common Stock so Converted.

             (f) If Non-Electing Shares are not converted under either
Section 2.3(c) or Section 2.3(e), the Exchange Agent shall distribute with respect to each such Non-Electing Share, the Per Share Cash Consideration with respect to a fraction of such Non-Electing Share, where such fraction is calculated in a manner that will result in the sum of (i) the number of shares of Green Common Stock converted into cash pursuant to this Section 2.3(f), (ii) the number of shares of Green Common Stock for which Cash Elections have been received and (iii) the number of Tendered Shares purchased pursuant to the Offer being as close as practicable to 40% of the outstanding shares of Green Common Stock. Each Non-Electing Share not converted into the right to receive cash as set forth in the preceding sentence shall be converted in the Merger into the right to receive a number of shares of White Common Stock equal to the Conversion Ratio for each Non-Electing Share so converted.

             (g) For the purposes of this Section 2.3, outstanding shares of Green Common Stock as to which an Election is not in effect at the Election Deadline (other than Tendered Shares) shall be called "Non-Electing Shares". If White and Green shall determine that any Election is not properly made with respect to any shares of Green Common Stock, such Election shall be deemed to be not in effect, and the shares of Green Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

             (h) No certificates or scrip representing fractional shares of White Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of White. In lieu of any such fractional share of White Common Stock, White shall pay to each former shareholder of Green who otherwise would be entitled to receive a fractional share of White Common Stock an amount in cash determined by multiplying (i) the Average White Share Price on the date on which the Effective Time occurs by (ii) the fractional interest in a share of White Common Stock to which such holder would otherwise be entitled. For purposes hereof, the "Average White Share Price" shall mean the average closing sales price, rounded to four decimal points, of the White Common Stock as reported on the New York Stock Exchange Composite Tape, for the twenty (20) consecutive trading days ending on the trading day which is five (5) trading days prior to the Effective Time.

             SECTION 2.4. Issuance of White Common Stock. Immediately following the Effective Time, White shall deliver, in trust (the "Exchange Trust"), to the Exchange Agent, for the benefit of Green shareholders, certificates representing an aggregate number of shares of White Common Stock as nearly as practicable equal to the product of the Conversion Ratio and the number of shares of Green Common Stock to be converted into shares of White Common Stock as determined in Section 2.3.

As soon as practicable after the Effective Time, each holder of shares of Green Common Stock converted into shares of White Common Stock pursuant to Section 2.1(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for cancellation, shall be entitled to receive certificates representing the number of whole shares of White Common Stock into which such shares of Green Common Stock shall have been converted in the Merger. No dividends or distributions that have been declared and having a record date after the Effective Time shall be paid to persons entitled to receive certificates for shares of White Common Stock until such persons surrender their Certificates, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such White Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such White Common Stock in a name other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

             SECTION 2.5.  Payment of Cash Consideration.  At the
Closing, White shall deposit into the Exchange Trust, for the benefit of Green shareholders, an amount in cash equal to the Per Share Cash Consideration multiplied by the number of shares of Green Common Stock, if any, to be converted into the right to receive the Per Share Cash Consideration as determined in Section 2.3. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Green Common Stock converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.1(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for cancellation, a bank check for an amount equal to $92.50 times the number of shares of Green Common Stock so converted. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

             SECTION 2.6.  Stock Transfer Books.  At the Effective
Time, the stock transfer books of Green shall be closed and there shall be no further registration of transfers of stock on the records of Green. If, after the Effective Time, certificates representing shares of Green capital stock are presented to the Surviving Corporation, they shall be canceled and exchanged for cash and/or certificates representing White Common Stock pursuant to this
Article II.

             SECTION 2.7. No Dissenter's Rights. In accordance with Schwabacher v. United States, 334 U.S. 182 (1948), shareholders of Green shall not have any dissenter's or like rights; provided, however, that if the Surface Transportation Board (the "STB") or a court of competent jurisdiction determines that dissenter's rights are available to holders of shares of Green capital stock, then such holders shall be provided with dissenter's rights in accordance with the Pennsylvania Law.

             SECTION 2.8.  No Further Ownership Rights.  All shares of
White Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Green on such shares of Green Common Stock or Green ESOP Preferred Stock which remain unpaid at the Effective Time.

             SECTION 2.9. Termination of Exchange Trust. Any portion of the Exchange Trust which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to White, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to White for payment of their claim for the Per Share Cash Consideration or shares of White Common Stock, any cash, dividends or distributions with respect to White Common Stock.

             SECTION 2.10. No Liability. None of White, Green or the Exchange Agent shall be liable to any person in respect of any shares of White Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, shares of White Common Stock or any cash dividends or distributions payable to the holder of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Per Share Cash Consideration or shares of White Common Stock or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

             SECTION 2.11.  Lost Certificates.  If any Certificate
shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by White or the Surviving Corporation, the posting by such person of a bond in such reasonable amount as White or the Surviving Corpo ration may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the cash or shares of White Common Stock and, if applicable, any cash, dividends and distributions on shares of White Common Stock deliverable in respect thereof pursuant to this Agreement.

             SECTION 2.12 Withholding Rights. White, Tender Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Green Common Stock such amounts as White, Tender Sub or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.
To the extent that amounts are so withheld and paid over to the appropriate taxing authority by White, Tender Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Green Common Stock in respect of which such deduction and withholding was made by White, Tender Sub or the Exchange Agent.


                                 ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


              SECTION 3.1  Representations and Warranties of Green.
Except as disclosed in the Green Filed SEC Documents or as set forth on the Disclosure Schedule delivered by Green to White prior to the execution of this Agreement (the "Green Disclosure Schedule"), Green represents and warrants to White and Tender Sub as follows:

              (a) Organization, Standing and Corporate Power. Each of Green and its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or validly subsisting or to have such power and authority would not have a material adverse effect with respect to Green. Each of Green and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing or validly subsisting individually or in the aggregate would not have a material adverse effect on Green. Green has delivered to White prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or compa-
       rable organizational documents) of its Significant Subsidiaries, in each case as amended to date. As used in this Agreement, a "Significant Subsidiary" means any subsidiary of Green or White, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

              (b) Subsidiaries. Exhibit 21 to the Annual Report of Green on Form 10-K for the fiscal year ended December 31, 1995 includes all subsidiaries of Green which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Green, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

              (c) Capital Structure. The authorized capital stock of Green consists of 250,000,000 shares of Green Common Stock and 25,000,000 shares of preferred stock, without par value, of Green ("Green Preferred Stock"), of which 10,000,000 shares have been designated as Green ESOP Preferred Stock. At the close of business on October 10, 1996, (i) 80,178,281 shares of Green Common Stock were issued and outstanding, (ii) 5,433,970 shares of Green Common Stock were held by Green (or its subsidiary) in its treasury, (iii) 5,951,461 shares of Green Common Stock were reserved for issuance pursuant to the Green 1987 Long-Term Incentive Plan and the Green 1991 Long-Term Incentive Plan, as amended (such plans, collectively, the "Green Stock Plans"), (iv) 9,571,086 shares of Green Common Stock were reserved for issuance upon conversion of the Green ESOP Preferred Stock, (v) 9,571,086 shares of Green ESOP Preferred Stock were issued and outstanding, which shares will be automatically converted into 9,571,086 shares of Green Common Stock prior to the Effective Time pursuant to the Green Articles, (vi) no shares of Green ESOP Preferred Stock were held by Green (or its subsidiary) in its treasury, and (vii) other than the Green ESOP Preferred Stock, no other shares of Green Preferred Stock have been designated or issued. Except as set forth above and except for 15,955,477 shares of Green Common Stock reserved for issuance upon the exercise of the Green Option, at the close of business on October 10, 1996, no shares of capital stock or other securities of Green were issued, reserved for issuance or outstanding. At the close of business on October 10, 1996, there were no outstanding stock appreciation rights or rights (other than employee stock options or other rights ("Green Employee Stock Options") to purchase or receive Green Common Stock granted under the Green Stock Plans) to receive shares of Green Common Stock on a deferred basis granted under the Green Stock Plans or otherwise. The Green Disclosure Schedule sets forth a complete and correct list, as of October 10, 1996, of the number of shares of Green Common Stock subject to Green Employee Stock Options and the exercise prices thereof. All outstanding shares of capital stock of Green are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on October 10, 1996, there were no bonds, debentures, notes or other indebtedness of Green having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Green may vote. Except as set forth above or as contemplated by the Option Agreements, as of the close of business on October 10, 1996, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Green or any of its subsidiaries is a party or by which any of them is bound obligating Green or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of Green or of any of its Significant Subsidiaries or obligating Green or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the Green Stock
       Plans, as of the close of business on October 10, 1996, there were no outstanding contractual obligations of Green or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Green or any of its Significant Subsidiaries. As of the close of business on October 10, 1996, there were no outstanding contractual obligations of Green to vote or to dispose of any shares of the capital stock of any of its Significant Subsidiaries. Green has delivered to White a complete and correct copy of the Rights Agreement, dated as of July 19, 1989, as amended and supplemented to the date hereof (the "Green Rights Agreement"), relating to rights ("Green Rights") to purchase Green Common Stock.

            (d)  Authority; Noncontravention.  Green has all
       requisite corporate power and authority to enter into this Agreement and, subject to the Green Merger Shareholder Approval, in the case of the Merger, to consummate the transactions contemplated by this Agreement. Green has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Option Agreements by Green and the consummation by Green of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of Green, subject, in the case of the Merger, to the Green Merger Shareholder Approval and subject to the Green Pennsylvania Shareholder Approval, in the case of the Second Offer. This Agreement and the Option Agreements have been duly executed and delivered by Green and constitute legal, valid and binding obligations of Green, enforceable against Green in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Green or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Green or the comparable organizational documents of any of its Significant Subsidiaries, (ii) subject to giving such notices and obtaining such consents as may be listed in Section 3.1(d) of the Green Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Green or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Green or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Green, (y) impair the ability of Green to perform its obligations under this Agreement (including obligations respecting the Offer and the Merger) or the Option Agreements, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) or the Option Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity") is required by or with respect to Green or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements by Green or the consummation by Green of the transactions contemplated by this Agreement or the
       Option Agreements, except for:   (1) compliance with any applicable
       requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) compliance with any applicable requirements relating to approval of the Merger by the STB; (3) the filing with the SEC of (A) a proxy statement relating to the Green Pennsylvania Shareholders Meeting, as contemplated by Section 5.1(b) hereof (such proxy statement, as amended or supplemented from time to time, the "Green Pennsylvania Proxy Statement"), (B) a proxy statement relating to the Green Merger Shareholders Meeting (such proxy statement, together with the proxy statement relating to the White Shareholders Meeting, in each case as amended or supplemented from time to time, the "Joint Proxy Statement" which, together with the Green Pennsylvania
       Proxy Statement, are referred to herein as the "Proxy Statements"), (C) the Schedule 14D-9 and (D) such reports under Section 13(a), 13(d),
       15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (4) the filing of the Articles of Merger as provided in Section 1.3, the Amended Green Articles as provided in Section 5.1(f) and appropriate documents with the relevant authorities of other states in which Green is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (5) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE") to permit the shares of Green Common Stock that are to be issued pursuant to the Green Stock Option Agreement to be listed on the NYSE; (6) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Offer, the Merger or the transactions contemplated by this Agreement and the Option Agreements, the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on Green; and
       (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on Green.

            (e) SEC Documents; Undisclosed Liabilities. Green has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (including exhibits, schedules and documents incorporated by reference, the "Green SEC Documents"). As of their respective dates, the Green SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Green SEC Documents, and none of the Green SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Green SEC Document has been revised or superseded by a later Green Filed SEC Document, none of the Green SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Green included in the Green SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the
       SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Green and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as con-templated hereunder or under the Option Agreements, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since July 1, 1996 in the ordinary course of business consistent with past practice, neither Green nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any laws relating to the protection of health, safety or the environment ("Environmental Laws"), required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Green and its consolidated subsidiaries (including the notes thereto) and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Green.

            (f) Information Supplied. None of the information supplied or to be supplied by Green for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by White in connection with the issuance of White Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Schedule 14D-9 or the Green Pennsylvania Proxy Statement nor any of the information supplied or to be supplied by Green for inclusion or incorporation by reference in the Offer Documents or the Joint Proxy Statement will, at the date such documents are first published, sent or delivered to shareholders and, in the case of the Green Pennsylvania Proxy Statement, at the time of the Green Pennsylvania Shareholders Meeting, and, in the case of the Joint Proxy Statement, at the time of the Green Merger Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The
       Schedule 14D-9, the Green Pennsylvania Proxy Statement and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Green with respect to statements made or incorporated by reference therein based on information supplied by White for inclusion or incorporation by reference in any of the foregoing documents.

            (g) Absence of Certain Changes or Events. Except (i) as disclosed in the Green SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Green Filed SEC Documents"), (ii) for the transactions provided for or permitted by this Agreement or in the Option Agreements, and (iii) for liabilities incurred in connection with or as a result of this Agreement or the Option Agreements, since the date of the most recent audited financial statements included in the Green Filed SEC Documents, Green has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in Green, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Green's capital stock, other than regular quarterly cash dividends of $.475 per share on the Green Common Stock and $.54125 per share on the Green ESOP Preferred Stock in accordance with the terms thereof, (3) any split, combination or reclassification of any of Green's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Green's capital stock, except for issuances of Green Common Stock upon conversion of Green ESOP Preferred Stock or upon the exercise of Green Employee Stock Options in accordance with the terms thereof, (4) except as would have been permitted under Section 4.1, (A) any granting by Green or any of its Significant Subsidiaries to any current or former employee, officer or director of Green of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent financial statements included in the Green Filed SEC Documents, (B) any granting by Green or any of its Significant Subsidiaries to any current or former employee, officer or director of any increase in severance or termination pay, except as required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Green Filed SEC Documents, or (C) any entry by Green or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreements, arrangements, or understandings with any such current or former employee, officer or director, or (5) except insofar as may have been disclosed in the Green Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Green materially affecting its assets, liabilities or business. For purposes of this Agreement, "key employee" means any employee whose current salary and targeted bonus exceeds $100,000 per annum.

            (h) Compliance with Applicable Laws. Green and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Green and its subsidiaries, taken as a whole (the "Green Permits"). Green and its subsidiaries are in compliance with the terms of the Green Permits and all applicable statutes, laws, ordinances, rules and regulations, including Environmental Laws, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Green. The businesses of Green and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including Environmental Laws, except for possible violations which could not reasonably be expected to have a material adverse effect on Green. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to Green or any of its subsidiaries is pending or, to the knowledge of Green, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Green.

              (i) Absence of Changes in Benefit Plans. Section 3.1(i) of the Green Disclosure Schedule sets forth a true and complete list of all material Green Benefit Plans as of the date hereof.
         Except for rail labor agreements negotiated in the ordinary course, since the date of the most recent financial statements included in the Green Filed SEC Documents, there has not been any adoption or amendment in any material respect by Green or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Green or any of its wholly owned subsidiaries (collectively, the "Green Benefit Plans").

              (j)  ERISA Compliance.  (i)  With respect to the Green
       Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Green, there exists no condition or set of circumstances, in connection with which Green or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on Green (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

            (ii) Each Green Benefit Plan has been administered in accordance with its terms except for any failures so to administer any Green Benefit Plan as would not individually or in the aggregate have a material adverse effect on Green. Green, its subsidiaries and all the Green Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance as would not individually or in the aggregate have a material adverse effect on Green.

            (iii) Except for all equity-based and other awards, the vesting and exercisability of which will, by their terms, be accelerated as a result of the transactions contemplated hereunder, no employee of Green will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Green Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreements.

            (k) Voting Requirements. The affirmative vote of the holders of a majority of the votes cast by all outstanding shares of Green Common Stock and Green ESOP Preferred Stock, voting as a single class, (A) at the Green Pennsylvania Shareholders Meeting (the "Green Pennsylvania Shareholder Approval") to adopt and approve an amendment to the Green Articles, providing that Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law shall not be applicable to Green and (B) at the Green Merger Shareholders Meeting (the "Green Merger Shareholder Approval" and, together with the Green Pennsylvania Shareholder Approval, the "Green Shareholder Approvals") to adopt and approve this Agreement and the transactions contemplated hereby, are the only votes of the holders of any class or series of Green capital stock or indebtedness necessary to approve and adopt this Agreement, the Option Agreements and the transactions contemplated by this Agreement (including the Offer and the Merger) and the Option Agreements.

            (l)  State Takeover Statutes.  Subject to receipt of the
       Green Pennsylvania Shareholder Approval, in the case of Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law, and assuming that White, together with its affiliates, does not have voting power with respect to 20% or more of the votes that all Green shareholders would be entitled to cast in an election of directors prior to the date of filing of the Amended Green Articles, the Board of Directors of Green has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby (including the Offer and the Merger) or by the Option Agreements all applicable state anti-takeover statutes.

            (m) Brokers. No broker, investment banker, financial advisor or other person, other than the Green Advisors, the fees and expenses of which shall be paid by Green, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of Green. Green has furnished to White true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

            (n)  Green Rights Agreement and By-laws.  (A)  The Green
       Rights Agreement has been amended (the "Green Rights Plan Amendment") to (i) render the Green Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements and (ii) ensure that (y) neither White nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the Green Rights Agreement) pursuant to the Green Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Green Rights Agreement) does not occur by reason of the approval, execution or delivery of this Agreement, and the Green Stock Option Agreement, the consummation of the Offer, the Merger or the consummation of the other transactions contemplated by this Agreement and the Green Stock Option Agreement, and the Green Rights Agreement may not be further amended by Green without the prior consent of White in its sole discretion.

              (B) The Green by-laws have been amended to reduce the notice period required in connection with a meeting of shareholders to the minimum period permitted by the Pennsylvania Law with respect to the transactions contemplated hereby.

              (o) Tax Status. Neither Green nor any of its subsidiaries has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

              SECTION 3.2.  Representations and Warranties of White and
Tender Sub. Except as disclosed in the White Filed SEC Documents or as set forth on the Disclosure Schedule delivered by White to Green prior to the execution of this Agreement (the "White Disclosure Schedule"), White and Tender Sub represent and warrant to Green as follows:

              (a)  Organization, Standing and Corporate Power.  Each of
         Tender Sub and White and its Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or validly subsisting or to have such power and authority would not have a material adverse effect with respect to White. Each of Tender Sub and White and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing or validly subsisting (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing or validly subsisting individually or in the aggregate would not have a material adverse effect on White. White has delivered to Green prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or comparable organizational documents) of its Significant Subsidiaries and of Tender Sub, in each case as amended to date.

              (b)  Subsidiaries.  Exhibit 21 to the Annual Report of
         White on Form 10-K for the fiscal year ended December 31, 1995 includes all the subsidiaries of White which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by White, free and clear of all Liens.

              (c) Capital Structure. The authorized capital stock of White consists of 300,000,000 shares of White Common Stock and 25,000,000 shares of preferred stock, without par value, of White ("White Preferred Stock"). At the close of business on October 11, 1996, (i) 216,536,551 shares of White Common Stock were issued and outstanding, (ii) 28,020,494 shares of White Common Stock were reserved for issuance pursuant to the White 1987 Long-Term Performance Plan, White 1990 Stock Award Plan, White Shareholders Dividend Reinvestment Plan, White Employees Stock Purchase and Dividend Reinvestment Plan, White Stock Plan for Directors and the White Stock Purchase and Loan Plan (such plans, collectively, the "White Stock Plans"), and (iii) no shares of White Preferred Stock have been designated (other than 250,000 shares designated as the $7.00 Cumulative Convertible Preferred Stock, Series A and 3,000,000 shares designated as the Junior Participating Preferred Stock, Series
         B) or issued. Except as set forth above and except for 43,090,773 shares of White Common Stock reserved for issuance upon the exercise of the White Option, at the close of business on October 11, 1996, no shares of capital stock or other voting securities of White were issued, reserved for issuance or outstanding. At the close of business on October 11, 1996, there were no outstanding stock appreciation rights or rights (other than employee stock options or other rights ("White Employee Stock Options") to purchase or receive White Common Stock granted under the White Stock Plans) to receive shares of White Common Stock on a deferred basis granted under the White Stock Plans or otherwise. The White Disclosure Schedule sets forth a complete and correct list, as of October 11, 1996, of the number of shares of White Common Stock subject to White Employee Stock Options and the exercise prices thereof. All outstanding shares of capital stock of White are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the close of business on October 11, 1996, there were no bonds, debentures, notes or other indebtedness of White having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of White may vote. Except as set forth above or as contemplated by the Option Agreements, as of the close of business on October 11, 1996, there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which White or any of its subsidiaries is a party or by which any of them is bound obligating White or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of White or of any of its Significant Subsidiaries or obligating White or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for agreements entered into with respect to the White Stock Plans, as of the close of business on October 11, 1996, there were no outstanding contractual obligations of White or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of White or any of its Significant Subsidiaries. As of the close of business on October 11, 1996, there were no outstanding contractual obligations of White to vote or to dispose of any shares of the capital stock of any of its Significant Subsidiaries. White has delivered to Green a complete and correct copy of the Rights Agreement dated as of June 8, 1988, as amended and supplemented to the date hereof (the "White Rights Agreement"), relating to rights ("White Rights") to purchase shares of Junior Participating Preferred Stock, Series B, without par value. As of the date of this Agreement, the authorized capital stock of Tender Sub consists of 100 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by White free and clear of any Lien.

              (d) Authority; Noncontravention. White and Tender Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the White Shareholder Approval, in the case of the Merger, to consummate the transactions contemplated by this Agreement. White has all requisite corporate power and authority to enter into the Option Agreements and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by White and Tender Sub and the Option Agreements by White and the consummation of the transactions contemplated by this Agreement by White and Tender Sub, and the consummation of the transactions contemplated by the Option Agreements by White, have been duly authorized by all necessary corporate action on the part of White and Tender Sub, subject, in the case of the issuance of White Common Stock in connection with the Merger, to the White Shareholder Approval.
         This Agreement has been duly executed and delivered by White and Tender Sub and constitutes a legal, valid and binding obligation of White and Tender Sub, enforceable against White and Tender Sub in accordance with its terms. The Option Agreements have been duly executed and delivered by White and constitute legal, valid and binding obligations of White, enforceable against White in accordance with their terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this

         Agreement and the Option Agreements and compliance with the provisions of this Agreement and the Option Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Tender Sub or White or any of its Significant Subsidiaries under, (i) the certificate of incorporation or by-laws of Tender Sub or White or the comparable organizational documents of any of its Significant Subsidiaries, (ii) subject to giving such notices and obtaining such consents as may be listed in Section 3.2(d) of the White Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Tender Sub or White or any of its Significant Subsidiaries or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Tender Sub or White or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
         (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on White, (y) impair the ability of White or Tender Sub to perform their obligations under this Agreement or the Option Agreements (including obligations respecting the Offer and the Merger), or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) or the Option Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Tender Sub or White or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement or the Option Agreements or the consummation of the transactions contemplated by this Agreement or the Option Agreements, except for (1) compliance with any applicable requirements of the HSR Act; (2) compliance with any applicable requirements relating to approval of the Merger by the STB; (3) the filing with the SEC of (A) the Schedule 14D-1, (B) the Joint Proxy Statement relating to the White Shareholders Meeting, (C) the Form S-4 and (D) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements; (4) the filing of the Articles of Merger as provided in Section 1.3, the Amended White Articles as provided in
         Section 5.1(e) and appropriate documents with the relevant authorities of other states in which White is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (5) such filings with and approvals of the NYSE to permit the shares of White Common Stock that are to be issued in the Merger, under the Green Stock Plans and pursuant to the White Stock Option Agreement to be listed on the NYSE; (6) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Offer, the Merger or the transactions contemplated by this Agreement and the Option Agreements, the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on White; and (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained would not reasonably be expected to have a material adverse effect on White.

              (e) SEC Documents; Undisclosed Liabilities. White has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (including exhibits, schedules and documents incorporated by reference, the "White SEC Documents"). As of their respective dates, the White SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such White SEC Documents, and none of the White SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any White SEC Document has been revised or superseded by a later White Filed SEC Document, none of the White SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of White included in the White SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of White and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto, (ii) as contemplated hereunder or under the Option Agreements, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since June 29, 1996 in the ordinary course of business consistent with past practice, neither White nor any of its subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), including liabilities arising under any Environmental Laws, required by generally accepted accounting principles to be reflected in a consolidated balance sheet of White and its consolidated subsidiaries (including the notes thereto) and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on White.

              (f) Information Supplied. None of the information supplied or to be supplied by White for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the Offer Documents nor any of the information supplied or to be supplied by White for inclusion or incorporation by reference in Green Pennsylvania Proxy Statement or the Joint Proxy Statement will, at the date such documents are first published, sent or delivered to shareholders and, in the case of the Green Pennsylvania Proxy Statement, at the time of the Green Pennsylvania Shareholders Meeting, and, in the case of the Joint Proxy Statement, at the time of the White Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-1 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by White with respect to statements made or incorporated by reference therein based on information supplied by Green for inclusion or incorporation by reference in any of the foregoing documents.

              (g) Absence of Certain Changes or Events. Except (i) as disclosed in the White SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "White Filed SEC Documents"), (ii) for the transactions provided for or permitted by this Agreement or in the Option Agreements, and (iii) for liabilities incurred in connection with or as a result of this Agreement or the Option Agreements, since the date of the most recent audited financial statements included in the White Filed SEC Documents, White has conducted its business only in the ordinary course, and there has not been (1) any material adverse change in White, (2) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of White's capital stock, other than regularly quarterly cash dividends of $.26 per share on the White Common Stock,
         (3) any split, combination or reclassification of any of White's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of White's capital stock, except for issuances of White Common Stock upon the exercise of White Employee Stock Options in accordance with the terms thereof, (4) except as would have been permitted under
         Section 4.1 (A) any granting by White or any of its Significant Subsidiaries to any current or former employee, officer or director of White of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of the date of the most recent financial statements included in the White Filed SEC Documents, (B) any granting by White or any of its Significant Subsidiaries to any such officer or director of any increase in severance or termination pay, except as required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the White Filed SEC Documents, or (C) any entry by White or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreements, arrangements or understandings with any current or former employee, officer or director or (5) except insofar as may have been disclosed in the White Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by White materially affecting its assets, liabilities or business.

              (h) Compliance with Applicable Laws. White and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of White and its subsidiaries, taken as a whole (the "White Permits"). White and its subsidiaries are in compliance with the terms of the White Permits and all applicable statutes, laws, ordinances, rules and regulations, including Environmental Laws, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on White. The businesses of White and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, including Environmental Laws, except for possible violations which could not reasonably be expected to have a material adverse effect on White. As of the date of this Agreement, no action, demand, requirement or investigation by any Governmental Entity with respect to White or any of its subsidiaries is pending or, to the knowledge of White, threatened, other than, in each case, those the outcome of which, individually or in the aggregate could not reasonably be expected to have a material adverse effect on White.

              (i) Absence of Changes in Benefit Plans. Section 3.2(i) of the White Disclosure Schedule sets forth a true and complete list of all material White Benefit Plans as of the date hereof. Except for rail labor agreements negotiated in the ordinary course, since the date of the most recent financial statements included in the White Filed SEC Documents, there has not been any adoption or amendment in any material respect by White or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of White or any of its wholly owned subsidiaries
       (collectively, the "White Benefit Plans" and, together with the Green Benefit Plans, the "Employee Benefit Plans").

              (j)      ERISA Compliance.  (i) With respect to the
       White Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of White, there exists no condition or set of circumstances, in connection with which White or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on White (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

              (ii) Each White Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any White Benefit Plans as would not individually or in the aggregate have a material adverse effect on White. White, its subsidiaries and all the White Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance as would not individually or in the aggregate have a material adverse effect on White.

              (iii) Except for all equity-based and other awards, the vesting and exercisability of which will, by their terms, be accelerated as a result of the transactions contemplated hereunder, no employee of White will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any White Benefit Plan as a result of the transactions contemplated by this Agreement or the Option Agreements.

       (k) Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of White Common Stock, voting as a single class, at the White Shareholders Meeting (the "White Shareholder Approval") to adopt and approve the Amended White Articles (as contemplated by Section 5.1(e) hereof), which approval shall also constitute approval of the issuance of the White Common Stock in the Merger in accordance with the rules of the NYSE, is the only vote of the holders of any class or series of White capital stock or indebtedness necessary to approve and adopt this

         Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements.

              (l)  State Takeover Statutes.  The Board of Directors of
         White has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated hereby or by the Option Agreements all applicable state anti-takeover statutes.

              (m) Brokers. No broker, investment banker, financial advisor or other person, other than Wasserstein Perella & Co., Inc. and Salomon Brothers Inc, the fees and expenses of which shall be paid by White, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the Option Agreements based upon arrangements made by or on behalf of White. White has furnished to Green true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

              (n) White Rights Agreement. The White Rights Agreement has been amended (the "White Rights Plan Amendment") to (i) render the White Rights Agreement inapplicable to the transactions contemplated by the White Stock Option Agreement and (ii) ensure that (y) neither Green nor any of its wholly owned subsidiaries is an Acquiring Person (as defined in the White Rights Agreement) pursuant to the White Rights Agreement by virtue of the approval, execution or delivery of the White Stock Option Agreement or the consummation of the transactions contemplated thereby and (z) a Shares Acquisition Date or Distribution Date (in each case as defined in the White Rights Agreement) does not occur by reason of the approval, execution or delivery of the White Stock Option Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement and the White Stock Option Agreement and such amendment may not be further amended by White without the prior consent of Green in its sole discretion.

              (o) Tax Status. None of White, Tender Sub, or any subsidiary of White or Tender Sub has taken any action or, as of the date hereof, is aware of any fact that would jeopardize the qualification of the Merger as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.



                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

             SECTION 4.1.  Conduct of Business.  (a)  Conduct of
Business.  Except as contemplated by this Agreement or as set forth in Section
4.1 of the Green Disclosure Schedule or the White Disclosure Schedule, as applicable, during the period from the date of this Agreement to the Effective Time, Green and White shall, and shall cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees as a group and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as contemplated by this Agreement or as set forth in Section 4.1 of the Green Disclosure Schedule or the White Disclosure Schedule, as applicable, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither Green nor White shall, nor shall such parties permit any of their respective subsidiaries to (without the consent of the other party hereto, provided that such consent shall not be required in respect of subsections (iv) or (v) below if, based on the advice of outside counsel to either party, the discussion of such matters or related disclosures of information by the parties hereto would be inappropriate):

              (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned subsidiary of Green or White, as applicable, to its parent, or by a subsidiary that is partially owned by Green or White, as applicable, or any of their respective subsidiaries, provided that Green or White, as applicable, or any such subsidiary receives or is to receive its proportionate share thereof, and other than the regular quarterly dividends of $.475 per share with respect to Green Common Stock, regular quarterly dividends of $.54125 per share with respect to Green ESOP Preferred Stock in accordance with its terms and regular quarterly dividends of $.26 per share with respect to White Common Stock (plus such increases as may be properly authorized not to exceed 20% per annum), (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) except in connection with the funding of employee benefit plans, purchase, redeem, retire or otherwise ac-quire any shares of its capital stock or the capital stock of any of its Significant Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

              (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (u) in accordance with the terms of the Green Rights Agreement or the White Rights Agreement, (w) the issuance of Green Common Stock or White Common Stock (A) upon the exercise of Green Employee Stock Options or White Employee Stock Options, respectively, and listed in the Green Disclosure Schedule and the White Disclosure Schedule outstanding on the date of this Agreement and in accordance with their present terms or (B) pursuant to a grant existing as of the date hereof or otherwise permitted under this Section under any Employee Benefit Plan, (x) the grant or award of (A) Green Employee Stock Options or White Employee Stock Options (or the issuance of Green Common Stock or White Common Stock upon exercise thereof) consistent with past practice in amounts not to exceed, in any 12-month period, 110% of the amount issued in the prior 12-month period, and (B) in the case of White, target bonus awards under White's long-term incentive plans consistent with past practice in amounts not to exceed, in any 12-month period, 110% of the amounts of the aggregate target bonus awards issued in the prior 12-month period, (y) the issuance of Green Common Stock upon conversion of Green ESOP Preferred Stock in accordance with its terms and (z) the issuance of Green Common Stock or White Common Stock pursuant to the Option Agreements);

              (iii) in the case of Green or White, adopt, propose or agree to any amendment to its articles of incorporation, by-laws or other comparable organizational documents, except for such amendments as are contemplated hereby, and, in the case of any subsidiary, adopt, propose or agree to any amendment to its certificate of incorporation, by-laws or other comparable organizational documents other than in the ordinary course in a manner which does not have a material adverse effect on Green or White, as applicable;

              (iv) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than (x) transactions in the ordinary course of business consistent with past practice and (y) transactions involving assets which do not individually or in the aggregate exceed $50,000,000 in any 12-month period;

              (v) make or agree to make any acquisition (other than of inventory) or capital expenditure;

              (vi) except in the ordinary course consistent with past practice, make any tax election that could reasonably be expected to have a material adverse effect on Green or White, as applicable, or settle or compromise any material income tax liability;

              (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction (A) in the ordinary course of business consistent with past practice or in accordance with their terms, (B) of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Green included in the Green Filed SEC Documents or of White included in the White Filed SEC Documents, as applicable, (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (D) which do not in the aggregate have a material adverse effect on Green or White, as applicable;

              (viii) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on Green or White, as applicable, modify, amend or terminate any material contract or agreement to which Green or White, as applicable, or any of their respective subsidiaries, is a party or waive, release or assign any material rights or claims thereunder;

              (ix) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

              (x) except as required by law or contemplated hereby and except for rail labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Green Benefit Plan or White Benefit Plan, as applicable, or any other agreement, plan or policy involving Green or White, as applicable, or any of their respective subsidiaries, and one or more of their directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

              (xi) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Green or White, as applicable, or their respective subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

              (xii) enter into any agreement containing any provision or covenant (x) limiting in any material respect the ability to compete with any person which would bind the other party hereto (or its operations) after the Effective Time or (y) other than in the ordinary course of business, granting concessions to any railroad (whether through divestiture of lines or the grant of trackage rights); or

              (xiii) authorize, or commit or agree to take, any of the foregoing actions.

              (b) Coordination of Dividends. White and Green shall coordinate with one another regarding the declaration and payment of dividends in respect of White Common Stock and Green Common Stock and the record dates and payment dates relating thereto, it being the intention of White and Green that any holder of Green Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of Green Common Stock and/or any shares of White Common Stock any such holder receives in exchange therefor pursuant to the Merger.

              (c) Other Actions. Except as required by law, Green and White shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement or the Option Agreements that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the consummation of the transactions contemplated hereby not being satisfied. Without limiting the foregoing, Green and White shall not, and shall not permit any of their respective subsidiaries to, take any action that could reasonably be expected to impair, or delay in any material respect, obtaining the STB approval contemplated by Sections 6.2(d) and 6.3(c) or complying with or satisfying the terms thereof.

              (d) Advice of Changes. Green and White shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement or the Option Agreements that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Option Agreements and (iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions to the consummation of the transactions contemplated hereby to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement or the Option Agreements.

              SECTION 4.2. No Solicitation. (a) Neither Green nor White shall, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,
(i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, directly or indirectly, any inquiries or the making of any proposal which constitutes any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the earlier of

(x) the consummation of the Offer and (y) the obtaining of the Green Merger Shareholder Approval, in the case of Green, or the White Shareholder Approval, in the case of White, or after 180 days from the date hereof and prior to the Approval Date, the Board of Directors of Green or White, as applicable, determines in good faith, based on the advice of outside counsel, that it is necessary to do so to avoid a breach of its fiduciary duties to Green under applicable law, Green or White, as applicable, may, in response to a Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 4.2(a), and subject to such party's compliance with
Section 4.2(c), (A) furnish information with respect to it and its subsidiaries to any person pursuant to a customary confidentiality agreement (as determined by the party receiving such Takeover Proposal after consultation with its outside counsel), the benefits of the terms of which, if more favorable to the other party to such confidentiality agreement than those in place with the other party hereto, shall be extended to the other party hereto, and (B) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" in respect of Green or White, as applicable, means any proposal or offer from any person for the acquisition or purchase of more than 50% of the assets of such party and its subsidiaries or more than 50% of the equity securities of such party entitled to vote generally in the election of directors, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 50% of the equity securities of such party entitled to vote generally in the election of directors, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party, other than the transactions contemplated by this Agreement or the Option Agreements.

              (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of Green or White, as applicable, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party hereto, the approval or recommendation by such Board of Directors or such committee of the Offer or the adoption and approval of the matters to be considered at the Green Shareholders Meetings, in the case of Green, and the White Shareholders Meeting, in the case of White, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause Green or White, as applicable, to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that, at any time following 180 days after the date hereof and prior to the earlier of
(x) the time that Tendered Shares constituting at least 40% of the outstanding shares of Green Common Stock and Green ESOP Preferred Stock on a fully diluted basis have been deposited in the Voting Trust and (y) the obtaining of the Green Merger Shareholder Approval, in the case of Green, or the White Shareholder Approval, in the case of White (such earlier date referred to in (x) or (y), the "Approval Date"), there exists a Superior Proposal and such Board of Directors determines that (x) in the case of the Board of Directors of Green, there is not a substantial probability that White will be successful in acquiring 40% of the shares of Green Common Stock and Green ESOP Preferred Stock in the Offer and/or the Second

Offer or otherwise (or, if the Green Pennsylvania Stockholder Approval has not then been obtained, there is not a substantial probability that the Green Merger Shareholder Approval will be obtained), in either case due to the existence of such Superior Proposal with respect to Green or (y) in the case of the Board of Directors of White, there is not a substantial probability that the White Shareholder Approval will be obtained due to the existence of such Superior Proposal with respect to White, the Board of Directors of Green or White, as applicable, may (subject to this and the following sentences) withdraw or modify its approval or recommendation of the Offer, the Merger or the adoption and approval of the matters to be considered at the Green Shareholders Meetings, in the case of Green, and the White Shareholders Meeting, in the case of White, the Board of Directors of Green or White, as applicable, may (subject to this and the following sentences) approve or recommend such Superior Proposal or terminate this Agreement (and concurrently with such termination, if it so chooses, cause Green or White, as applicable, to enter into any Acquisition Agreement with respect to such Superior Proposal), but only at a time that is after the fifth business day following the other party's receipt of written notice advising such other party that the Board of Directors of Green or White, as applicable, has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means in respect of Green or White, as applicable, any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the equity securities of Green or White, as the case may be, entitled to vote generally in the election of directors or all or substantially all the assets of Green or White, as the case may be, and otherwise on terms which the Board of Directors of such party determines in its good faith judgment (x) (based on the written opinion of a financial advisor of nationally recognized reputation (which opinion shall be provided to the other party hereto)) to be more favorable from a financial point of view to its shareholders than the Offer, the Merger and the transactions contemplated hereby and for which financing, to the extent required, is then committed and
(y) also to be more favorable to such party than the Offer, the Merger and the transactions contemplated hereby after taking into account all constituencies (including shareholders) and pertinent factors permitted under the Pennsylvania Law or applicable Virginia law.

              (c) In addition to the obligations of the parties set forth in paragraphs (a) and (b) of this Section 4.2, any party that has received a Takeover Proposal shall immediately advise the other party hereto orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Any party that has received a Takeover Proposal will keep the other party hereto reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

              (d) Nothing contained in this Section 4.2 shall prohibit either party hereto from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders if, in the good faith judgment of its Board of Directors, based on the advice of outside counsel, failure so to disclose would result in a violation of applicable law; provided, however, that neither party nor its Board of Directors nor any committee thereof shall, except as permitted by Section 4.2(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Offer or the matters to be considered at the Green Shareholders Meetings or the White Shareholders Meeting, as applicable, or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS


              SECTION 5.1. Preparation of the Form S-4 and the Joint Proxy Statement; Shareholders Meetings. (a) As soon as practicable following the date of this Agreement, Green and White shall prepare and file with the SEC the Joint Proxy Statement and White shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Green and White shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Green will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Green's shareholders, and White will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to White's shareholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. White shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of White Common Stock in the Merger and under the Green Stock Plans and White Stock Plans, and Green shall furnish all information concerning Green and the holders of Green Common Stock as may be reasonably requested in connection with any such action.

              (b) Green shall, as soon as practicable following the date of this Agreement, file with the SEC preliminary proxy materials and use reasonable efforts to clear such materials and thereafter duly call, give notice of, convene and hold on a date mutually agreed to by White and Green a meeting of its shareholders (the "Green Pennsylvania Shareholders Meeting") for the purpose of amending the Green Articles to explicitly provide that Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law shall not apply to Green; and shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Green Merger Shareholders Meeting" and, together with the Green Pennsylvania Shareholders Meeting, the "Green Shareholders Meetings") for the purpose of obtaining the Green Merger Shareholder Approval. The parties agree that the solicitation of the proxies for the Green Pennsylvania Shareholder Approval shall be solicited solely by Green and its agents. Without limiting the generality of the foregoing, but subject to Section 4.2(b), Green agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Green of any Takeover Proposal in respect of Green. Green shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the Offer and the matters to be considered at the Green Shareholders Meetings, except to the extent that the Board of Directors of Green shall have withdrawn or modified its approval or recommendation of the Offer or the matters to be considered at the Green Shareholders Meetings or terminated this Agreement in accordance with Section 4.2(b). Subject to the terms of the Voting Trust Agreement, White shall cause all shares of Green Common Stock and Green ESOP Preferred Stock acquired by it or its wholly owned subsidiaries pursuant to the Offer (which shall be deposited in the Voting Trust) or otherwise to be voted in favor of approval and adoption of the matters to be considered at the Green Shareholders Meetings. In the event that the matters to be considered at the Green Pennsylvania Shareholders Meeting are not approved at a meeting called for such purpose, from time to time Green may, and shall at the request of White, duly call, give notice of, convene and hold one or more meeting(s) of shareholders thereafter for the purpose of obtaining the Green Pennsylvania Shareholder Approval, in which case all obligations hereunder respecting the Green Pennsylvania Shareholders Meeting shall apply in respect of such other meeting(s).

              (c) White shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "White Shareholders Meeting") for the purpose of obtaining the White Shareholder Approval. Without limiting the generality of the foregoing but subject to Section 4.2(b), White agrees that its obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by the commencement, public proposal, public disclosure or commencement of any Takeover Proposal in respect of White. White shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the matters to be considered at the White Shareholders Meeting, except to the extent that the Board of Directors of White shall have withdrawn or modified its recommendation of the matters to be considered at the White Shareholders Meeting and terminated this Agreement in accordance with Section 4.2(b).

              (d) White and Green shall use reasonable efforts to hold the Green Merger Shareholders Meeting and the White Shareholders Meeting on the same date.

              (e) As promptly as practicable following the date of the White Shareholder Approval, White shall take such action as may be necessary or advisable so that, subject to the terms and conditions hereof, the articles of incorporation of White shall, at the Effective Time, be amended to be substantially in the form of Exhibit C hereto (such articles, as in effect on the date hereof, the "White Articles" and, as so amended, the "Amended White Articles"), including the filing of the Amended White Articles with the State Corporation Commission of Virginia.

              (f) As promptly as practicable following the date of the Green Pennsylvania Shareholder Approval, if obtained, Green shall take such action as may be necessary or advisable so that, subject to the terms and conditions hereof, the articles of incorporation of Green shall be amended to reflect the inapplicability of Subchapter E (Control Transactions) of Chapter 25 of the Pennsylvania Law as contemplated by Section 3.1(k) hereof (such articles, as in effect on the date hereof, the "Green Articles" and, as so amended, the "Amended Green Articles"), including the filing of the Amended Green Articles with the Pennsylvania Department of State, provided that the Amended Green Articles shall not be filed until immediately prior to the consummation of any purchase of Green Common Stock that would cause White to own 20% or more of the outstanding voting power of Green (including, as applicable, consummation of the Offer or the Second Offer, exercise of the Green Stock Option Agreement or otherwise) and White shall give Green prior notice thereof.

              SECTION 5.2. Letters of Accountants. (a) Green shall use reasonable efforts to cause to be delivered to White two letters from Green's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the date of the applicable shareholders meeting, each addressed to White, in form and substance reasonably satisfactory to White and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

              (b) White shall use reasonable efforts to cause to be delivered to Green two letters from White's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the date of the applicable shareholders meeting, each addressed to Green, in form and substance reasonably satisfactory to Green and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

              SECTION 5.3. Tax-Free Reorganization. (a) The parties intend the transaction to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain, as of the Closing Date, the opinions (the "Tax Opinions") of Wachtell, Lipton, Rosen & Katz, counsel to White, and Cravath, Swaine & Moore, counsel to Green, in each case to the effect that the Merger (whether or not the Offer and/or the Second Offer is integrated with the Merger for federal income tax purposes) shall qualify as a reorganization within the meaning of Section 368 of the Code; it being understood that in rendering such Tax Opinions, such tax counsel shall be entitled to rely upon representations of officers of Green and White substantially in the form of Exhibits F and G. Neither party nor its affiliate shall take any action that would cause the Merger not to qualify as a reorganization under those Sections except to the extent that such action is specifically contemplated by this Agreement. The parties shall take the position for all purposes that the Merger qualifies as a reorganization under those Sections unless and until the parties fail to obtain either of such Tax Opinions as of the Closing Date.

              (b) White and Green agree that while the Merger will constitute a "Change of Control" for purposes of the White Benefit Plans and the Green Benefit Plans, they will not treat the Merger as a change in the ownership or effective control of White or a change in the ownership of a substantial portion of the assets of White, each within the meaning of Section 280G of the Code, unless otherwise required to do so by a determination (as defined in Section 1313 of the Code).

              SECTION 5.4.  Access to Information; Confidentiality.
Subject to the Confidentiality Agreement, each of Green and White shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Green and White shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that access to certain Green or White information may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this paragraph and subject to the terms of such order. Each of Green and White shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated October 8, 1996, between White and Green, as amended and supplemented (the "Confidentiality Agreement").

              SECTION 5.5. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to act in good faith toward and to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement and the Option Agreements, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 3.1(d) and 3.2(d)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Option Agreements or the consummation of the transactions contemplated by this Agreement or the Option Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Option Agreements. Nothing set forth in this Section 5.5(a) shall limit or affect actions permitted to be taken pursuant to Section 4.2. Without limiting the generality of the foregoing, the parties (x) shall make and cause their respective subsidiaries to make all necessary filings, as soon as practicable, including those required with the STB and applicable transportation regulations and laws in order to facilitate prompt consummation of the Offer, the Merger and the transactions contemplated hereby and by the Option Agreements, (y) shall use reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request and
(z) shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement or the Option Agreements and shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby; provided that either party may redact confidential portions as may be necessary or appropriate.

              (b) In furtherance of the foregoing, Green and White shall, and each shall cause each of its subsidiaries to, take all such actions as are necessary to (i) cooperate with one another to prepare and present to the STB as soon as practicable all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement and the Option Agreements, (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by persons not party to this Agreement and (iv) take all such further action as reasonably may be necessary to obtain a final order or orders of the STB approving such transactions consistent with this Agreement and the Option Agreements.

              (c) In connection with and without limiting the foregoing, Green and White shall (i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Offer, the Merger, this Agreement, the Option Agreements or any of the other transactions contemplated by this Agreement or the Option Agreements and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Offer, the Merger, this Agreement, the Option Agreements or any other transaction contemplated by this Agreement or the Option Agreements, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement and the

Option Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Option Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Option Agreements.

              SECTION 5.6. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of Green
(or, if appropriate, any committee administering the Green Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

              (i)    adjust the terms of all outstanding Green Employee
       Stock Options granted under Green Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Green Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Green Employee Stock Option, the same number of shares of White Common Stock as the holder of such Green Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Green Employee Stock Option in full immediately prior to the Effective Time, at a price per share of White Common Stock equal to (A) the aggregate exercise price for the shares of Green Common Stock otherwise purchasable pursuant to such Green Employee Stock Option divided by (B) the aggregate number of shares of White Common Stock deemed purchasable pursuant to such Green Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
       Section 424 of the Code; and

              (ii) make such other changes to the Green Stock Plans as Green and White may agree are appropriate to give effect to the Merger.

              (b) As soon as practicable after the Effective Time, White shall deliver to the holders of Green Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Green Stock Plans and the agreements evidencing the grants of such Green Employee Stock Options and that such Green Employee Stock Options and agreements shall be assumed by White and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger). White shall comply with the terms of the Green Stock Plans and ensure, to the extent required by, and subject to the provisions of, such Green Stock Plans, that the Green Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

              (c) White shall take such actions as are reasonably necessary for the assumption of the Green Stock Plans pursuant to Section 5.6(a), including the reservation, issuance and listing of White Common Stock as is necessary to effectuate the transactions contemplated by Section 5.6(a). As soon as reasonably practicable after the Effective Time, White shall prepare and file with the SEC one or more registration statement(s) on Form S-8 or other appropriate form with respect to shares of White Common Stock subject to Green Employee Stock Options issued under such Green Stock Plans and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements covering such Green Employee Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Green Employee Stock Options remain outstanding. With respect to those individuals, if any, who subsequent to the Effective Time will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, White shall use all reasonable efforts to administer the Green Stock Plans assumed pursuant to Section 5.6(b) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Green Stock Plan complied with such rule prior to the Merger.

              (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to White, together with the consideration therefor and the federal withholding tax information, if any, required in accordance with the related Green Stock Plan.

              (e) Except as otherwise contemplated by this Section 5.6 and except to the extent required under the respective terms of the Green Employee Stock Options, all restrictions or limitations on transfer and vesting with respect to Green Employee Stock Options awarded under the Green Stock Plans or any other plan, program or arrangement of Green or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by White as set forth above.

              SECTION 5.7. Certain Employee Matters. Following the Effective Time, White shall cause the Surviving Corporation to honor all obligations under employment agreements and employee benefit plans, programs, policies and arrangements of Green or White the existence of which does not constitute a violation of this Agreement in accordance with the terms thereof and agrees to provide employees of Green with benefits no less favorable in the aggregate than those provided to similarly situated White employees. Notwithstanding the foregoing, for a period of two years following the Effective Time, White shall, or shall cause the Surviving Corporation to, establish and maintain a plan to provide severance and termination benefits to all non-union employees of Green and White terminated as a result of, or in connection with, the Merger, which benefits shall be determined consistent with industry standards and taking into account those benefits provided in recent similar transactions in the industry.

              SECTION 5.8. Indemnification, Exculpation and Insurance. (a) White agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Green and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of Green, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of Green who become directors or officers of White shall be entitled to the same indemnity rights and protections as are afforded to other directors and officers of White.

              (b)  In the event that White or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of White assume the obligations set forth in this Section.

              (c) For three years after the Effective Time, White shall provide, if available on commercially reasonable terms, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time, including but not limited to the transactions contemplated by this Agreement, covering each person currently covered by Green's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that in satisfying its obligation under this Section White shall not be obligated to pay premiums in excess of 150% of the amount per annum Green paid in its last full fiscal year, and provided further that White shall nevertheless be obligated to provide such coverage as may be obtained for such amount.

              (d) The provisions of this Section 5.8 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

              SECTION 5.9. Fees and Expenses. (a) Except as set forth in this Section 5.9, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement, the Option Agreements and the transactions contemplated by this Agreement and the Option Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of White and Green shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Offer Documents, the Schedule 14D-9, the Green Pennsylvania Proxy Statement, the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the application to be filed with the STB (including filing fees).

              (b) In the event that (i) a Takeover Proposal in respect of Green shall have been made known to Green or any of its subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and thereafter this Agreement is terminated by either White or Green pursuant to Section 7.1(b)(i) or (ii), or (ii) this Agreement is terminated (x) by Green pursuant to Section 7.1(h) or (y) by White pursuant to
Section 7.1(e), then Green shall promptly, but in no event later than two days after the date of such termination, pay White a fee equal to $300 million by wire transfer of same day funds (the "Termination Fee"); provided, however, that no Termination Fee shall be payable to White pursuant to clause (i) of this paragraph (b) unless and until within 24 months of such termination Green or any of its subsidiaries enters into any Acquisition Agreement or consummates any Takeover Proposal, and such Termination Fee shall be payable upon entering into such Acquisition Agreement or consummating such Takeover Proposal. Green acknowledges that the agreements contained in this Section 5.9(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, White would not enter into this Agreement; accordingly, if Green fails promptly to pay the amount due pursuant to this
Section 5.9(b), and, in order to obtain such payment, White commences a suit which results in a judgment against Green for the fee set forth in this Section 5.9(b), Green shall pay to White its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

              (c) In the event that (i) a Takeover Proposal in respect of White shall have been made known to White or any of its subsidiaries or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make such a Takeover Proposal and thereafter this Agreement is terminated by either White or Green pursuant to Section 7.1(b)(i) or (iii), or (ii) this Agreement is terminated (x) by White pursuant to Section 7.1(d) or (y) by Green pursuant to

Section 7.1(i), then White shall promptly, but in no event later than two days after the date of such termination, pay Green the Termination Fee by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Green pursuant to clause (i) of this paragraph (c) unless and until within 24 months of such termination White or any of its subsidiaries enters into any Acquisition Agreement or consummates any Takeover Proposal, and such Termination Fee shall be payable upon entering into such Acquisition Agreement or consummating such Takeover Proposal. White acknowledges that the agreements contained in this Section 5.9(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Green would not enter into this Agreement; accordingly, if White fails promptly to pay the amount due pursuant to this Section 5.9(c), and, in order to obtain such payment, Green commences a suit which results in a judgment against White for the fee set forth in this Section 5.9(c), White shall pay to Green its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

              (d) Green and White agree that either White or Tender Sub shall pay any state or local sales, use, transfer tax or similar tax (including any real property transfer or gains tax) imposed on the shareholders of Green and which is attributable to the transfer (or deemed transfer) of the assets held by Green or any subsidiary of Green, including any penalties and interest relating to such tax, and in any case arising as a result of the consummation of the Offer, the Second Offer (if any) and/or the Merger (collectively, "Transfer Taxes"). Green and White agree to cooperate with each other in the filing of any returns with respect to Transfer Taxes, and in the filing of any returns relating to similar taxes imposed on Green, including supplying in a timely manner a complete list of all real property interests held by Green and its subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the assets giving rise to such Transfer Tax shall be agreed to by Green and White.

              SECTION 5.10. Public Announcements. White and Green shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and the Option Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Option Agreements shall be in the form heretofore agreed to by the parties.

              SECTION 5.11. Affiliates. Prior to the Closing Date, Green shall deliver to White a letter identifying all persons who are, at the time this Agreement is submitted for adoption by it to the shareholders of Green, "affiliates" of Green for purposes of Rule 145 under the Securities Act. Green shall use all reasonable efforts to cause each such person to deliver to White on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

              SECTION 5.12. NYSE Listing. White shall use reasonable efforts to cause the shares of White Common Stock to be issued in the Merger, under the Green Stock Plans and pursuant to the White Stock Option Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Green shall use reasonable efforts to cause the shares of Green Common Stock to be issued pursuant to the Green Stock Option Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

              SECTION 5.13. Shareholder Litigation. Each of Green and White shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against Green or White, as applicable, and its directors relating to the transactions contemplated by this Agreement and the Option Agreements.

              SECTION 5.14. Green Rights Agreement. The Board of Directors of Green shall take all further action (in addition to that referred to in Section 3.1(n)) reasonably requested in writing by White (including redeeming the Green Rights immediately prior to the Effective Time or amending the Green Rights Agreement) in order to render the Green Rights inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Green Stock Option Agreement, the Board of Directors of Green shall not (a) amend the Green Rights Agreement or (b) take any action with respect to, or make any determination under, the Green Rights Agreement, including a redemption of the Green Rights or any action to facilitate a Takeover Proposal in respect of Green.

              SECTION 5.15. White Rights Agreement. The Board of Directors of White shall take all further action (in addition to that referred to in Section 3.2(n)) reasonably requested in writing by Green in order to render the White Rights inapplicable to the White Stock Option Agreement. The Board of Directors of White shall not (a) amend the White Rights Agreement or (b) take any action with respect to, or make any determination under, the White Rights Agreement, to facilitate a Takeover Proposal in respect of White.

              SECTION 5.16. (a) Corporate Headquarters. White and Green agree that, following the consummation of the Merger, the corporate headquarters of White shall be located in Philadelphia, Pennsylvania, and each agrees to take all necessary action to effect the relocation of White's corporate headquarters.

              (b) Governance. The Board of Directors of each party shall take action to cause the governance of White at the Effective Time to be as provided in Exhibit A.

              SECTION 5.17. Registration Rights. Green or White, as applicable (such party, the "issuing party"), shall, if requested by the other party hereto (such party, the "requesting party") at any time and from time to time within three years after the termination of this Agreement, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been deposited in the Voting Trust in the case of White, or acquired by exercise of the White Stock Option Agreement, in the case of Green, in accordance with the intended method of sale or other disposition stated by the requesting party, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and the issuing party shall use its best efforts to qualify such securities under any applicable state securities laws. The requesting party agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. The issuing party shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the issuing party hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate with respect to any registration statement if the Board of Directors of the issuing party shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the issuing party. Any registration statement prepared and filed under this Section, and any sale covered thereby, shall be at the issuing party's expense except for underwriting discounts or commission, brokers' fees and the fees and disbursements of the requesting party's counsel related thereto. The requesting party shall provide all information reasonably requested by the issuing party for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, the issuing party effects a registration under the Securities Act of the issuing party's securities for its own account or for any other of its shareholders (other than on Form S-4 or Form S-8, or any successor form), it shall allow the other party hereto (in such case, the "requesting party") the right to participate in such registration, and such participation shall not affect the obligation of the issuing party to effect demand registration statements for the requesting party under this Section; provided that, if the managing underwriters of such offering advise the issuing party in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the issuing party shall include the securities requested to be included therein by White pro rata with the securities intended to be included therein by the issuing party. In connection with any registration pursuant to this Section, Green and White shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

              SECTION 5.18. Financing. White shall use its best efforts to obtain as soon as practicable sufficient financing, on terms reasonably acceptable to White, to enable consummation of the Offer and the Merger.



                                   ARTICLE VI


                              CONDITIONS PRECEDENT

              SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) Shareholder Approvals. Each of the Green Merger Shareholder Approval and the White Shareholder Approval shall have been obtained.

              (b) HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act shall have been terminated or shall have expired.

              (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition (collectively, "Restraints") preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to assert this condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered. In addition, there shall not be any Restraint enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in a material adverse effect with respect to Green and White on a combined basis; provided, however, that the party seeking to assert this condition shall have used reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

              (d) NYSE Listing. The shares of White Common Stock issuable to Green's shareholders pursuant to this Agreement and under the Green Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

              SECTION 6.2.  Conditions to Obligation of White. The
obligation of White to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) Compliance. Green shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements hereunder to be performed by it at or prior to the Closing Date, and the representations and warranties of Green set forth herein shall be true and accurate both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants or agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Green.

              (b) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Green.

              (c) Offer. Tender Sub shall have purchased shares of Green Common Stock in the Offer or, if not, White and Tender Sub shall have obtained sufficient financing, on terms reasonably acceptable to White, to enable consummation of the Merger.

              (d) Regulatory Approval. The STB shall have issued a decision (which decision shall not have been stayed or enjoined) that
         (A) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated by this Agreement (or subsequently presented to the STB by agreement of Green and White) as may require such authorization and (B) does not (1) change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of this Agreement or (2) impose on White, Green, or any of their respective subsidiaries any other terms or conditions (including, without limitation, labor protective provisions but excluding conditions heretofore imposed by the ICC in New York Dock Railway--Control--Brooklyn Eastern District, 360 I.C.C. 60 (1979)) that materially and adversely affect the long-term benefits expected to be received by White from the transactions contemplated by this Agreement.

              (e) Other Governmental Entity Actions. All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger (other than approval of the STB, which is addressed above) shall have been obtained but excluding any consent, approval, clearance or confirmation the failure to obtain which would not have a material adverse effect on White, Green or, after the Effective Time, the Surviving Corporation.

              SECTION 6.3.  Conditions to Obligation of Green.  The
obligation of Green to effect the Merger is further subject to satisfaction or waiver of the following conditions:

              (a) Compliance. White shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements hereunder to be performed by it at or prior to the Closing Date, and the representations and warranties of White set forth herein shall be true and accurate both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on White.

              (b) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to White.

              (c) Regulatory Approval. The STB shall have issued a decision (which decision shall not have been stayed or enjoined) that
         (i) constitutes a final order approving, exempting or otherwise authorizing consummation of the Merger and all other material transactions contemplated hereby and thereby or subsequently presented to the STB by agreement of the White and Green, as may require such authorization and (ii) does not change or disapprove of the consideration to be given in the Merger or other material provisions of Article II of this Agreement.

              SECTION 6.4.  Frustration of Closing Conditions.  Neither
White nor Green may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Option Agreements, as required by and subject to Section 5.5.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER


              SECTION 7.1   Termination.  This Agreement may be
terminated at any time prior to the Effective Time, whether before or after either of the Green Shareholder Approvals or the White Shareholder Approval only as provided below:

              (a)  by mutual written consent of White and Green;

              (b)  by either White or Green:

              (i) if the Merger shall not have been consummated by December 31, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

              (ii) if, at a Green Merger Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, the Green Merger Shareholder Approval shall not have been obtained;

              (iii) if, at a White Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, the White Shareholder Approval shall not have been obtained; or

              (iv) if any Governmental Entity shall have issued a Restraint or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement and such Restraint or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (iv) shall have used all reasonable efforts to prevent the entry of and to remove such Restraint or other action;

              (c) by White, if Green shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.2(a), and (B) cannot be or has not been cured within 30 days after the giving of written notice to Green of such breach (a "Green Material Breach") (provided that White is not then in White Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of Green's best efforts, this Agreement may not be terminated hereunder for so long as Green is so using its best efforts to cure such breach);

            (d) by White in accordance with Section 4.2(b); provided that it has complied with all provisions contained in Section 4.2, including the notice provisions therein, and that it complies with applicable requirements of Section 5.9;

            (e) by White if (i) the Board of Directors of Green (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to White its approval or recommendation of the Offer or the Merger or the matters to be considered at the Green Shareholders Meetings or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Takeover Proposal in respect of Green or (ii) the Board of Directors of Green or any committee thereof shall have resolved to take any of the foregoing actions;

            (f) by White, if Green or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 4.2 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.2(a) or the second sentence of
       Section 4.2(b);

            (g) by Green, if White shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of the condition set forth in Section 6.3(a), and (B) cannot be or has not been cured within 30 days after the giving of written notice to White of such breach (a "White Material Breach") (provided that Green is not then in Green Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement and provided that, if such breach is curable through the exercise of White's best efforts, this Agreement may not be terminated hereunder for so long as White is so using its best efforts to cure such breach);

            (h) by Green in accordance with Section 4.2(b); provided that it has complied with all provisions contained in Section 4.2, including the notice provisions therein, and that it complies with applicable requirements of Section 5.9;

              (i) by Green if (i) the Board of Directors of White (or, if applicable, any committee thereof) shall have withdrawn or modified in a manner adverse to Green its approval or recommendation of the matters to be considered at the White Shareholders Meeting, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any White Takeover Proposal or (ii) the Board of Directors of White or any committee thereof shall have resolved to take any of the foregoing actions; or

              (j) by Green, if White or any of its officers, directors, employees, representatives or agents shall take any of the actions that would be proscribed by Section 4.2 but for the exceptions therein allowing certain actions to be taken pursuant to the proviso in the first sentence of Section 4.2(a) or the second sentence of
         Section 4.2(b).

              SECTION 7.2  Effect of Termination.  In the event of
termination of this Agreement by either Green or White as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of White or Green, other than the provisions of Section 1.9, Section 3.1(m), Section 3.2(m), the last sentence of
Section 5.4, Section 5.9, Section 5.17, this Section 7.2 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

              SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after any of the Green Shareholder Approvals or the White Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the shareholders of Green or White without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

              SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

              SECTION 7.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to

Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension or waiver pursuant to Section 7.4 shall, in order to be effective, require, in the case of White or Green, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors.


                                  ARTICLE VIII

                               GENERAL PROVISIONS


              SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

              SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to White or Tender Sub, to

                     CSX Corporation
                     One James Center
                     901 East Cary Street
                     Richmond, VA  23219

                     Telecopy No.:  (804) 783-1380

                     Attention:  Mark Aron

                     with copies to:

                     CSX Corporation
                     One James Center
                     901 East Cary Street
                     Richmond, VA  23219

                     Telecopy No.:  (804) 783-1355

                     Attention:  Peter Shudtz

                     Wachtell, Lipton, Rosen & Katz
                     51 West 52nd Street
                     New York, New York 10019

                     Telecopy No.:  (212) 403-2000

                     Attention:  Pamela S. Seymon, Esq.; and

              (b)      if to Green, to

                     Conrail Inc.
                     2001 Market Street
                     Philadelphia, PA  19103

                     Telecopy No.:  (215) 209-4068
                     Attention:  Bruce B. Wilson
                                     Senior Vice President - Law

                     with a copy to:

                     Cravath, Swaine & Moore
                     Worldwide Plaza
                     825 Eighth Avenue
                     New York, New York 10019

                     Telecopy No.: (212) 474-3700

                     Attention:  Robert A. Kindler, Esq.

              SECTION 8.3.  Definitions.  For purposes of this Agreement:

              (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

              (b) "material adverse change" or "material adverse effect" means, when used in connection with Green or White, any change, effect, event or occurrence that is materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole or materially impairs the ability of such person to consummate the transactions contemplated hereby (including the Offer and the Merger) and by the

         Option Agreements other than any change, effect, event or occurrence relating to the United States economy in general or to the transportation industry in general, and not specifically relating to Green or White or their respective subsidiaries;

              (c) "material" means, when used in connection with Green or White, material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole or materially impairing the ability of such person to consummate the transactions contemplated hereby (including the Offer and the Merger) and by the Option Agreements other than any change, effect, event or occurrence relating to the United States economy in general or to the transportation industry in general, and not specifically relating to Green or White or their respective subsidiaries, and the term "materially" has a correlative meaning;

              (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

              (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

              (f) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry.

              SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

              SECTION 8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

              SECTION 8.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Option Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.6 and
Section 5.8, are not intended to confer upon any person other than the parties any rights or remedies.

              SECTION 8.7. GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE LAWS OF THE RESPECTIVE STATES OF INCORPORATION OF EACH OF THE PARTIES HERETO SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF SUCH PARTY AND ITS BOARD OF DIRECTORS.

              SECTION 8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

              SECTION 8.9. ENFORCEMENT.  THE PARTIES AGREE THAT
IRREPARABLE DAMAGE WOULD OCCUR AND THAT THE PARTIES WOULD NOT HAVE ANY ADEQUATE REMEDY AT LAW IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR IN NEW YORK STATE COURT, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY.
IN ADDITION, EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF NEW YORK OR ANY NEW YORK STATE COURT IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO

DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF NEW YORK OR A NEW YORK STATE COURT.

              SECTION 8.10. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              SECTION 8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

              IN WITNESS WHEREOF, Conrail Inc., Green Acquisition Corp. and CSX Corporation have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                            CONRAIL INC.

                            by


                            ---------------------------
                            Name:
                            Title:


                            GREEN ACQUISITION CORP.

                            by


                            ---------------------------
                            Name:
                            Title:


                            CSX CORPORATION

                            by


                            ---------------------------
                            Name:
                            Title:

                                                                     EXHIBIT A

                              CORPORATE GOVERNANCE



Board of Directors Following the Effective Time

              The Board of Directors of White will consist of the current Chairman of the Boards of each of White and Green and an even number of other directors (all of whom shall be outside directors) to be agreed upon, of whom 50% shall be designated by each of White and Green.

Committees of the Board of Directors and Chairpersons of Committees

              The Board of Directors of White shall initially have six committees: the finance and planning committee, the executive committee, the audit committee, the ethics committee, the compensation committee and the nominating committee. Each committee will be comprised of four directors, of which two shall be designated by each of White and Green. The only committees on which the current Chairman of the Board of each of White and Green will serve will be the executive committee and the finance and planning committee, and the current Chairman and Chief Executive Officer of White will chair the executive committee and designate the chair of the finance and planning committee. White will designate the chairperson of the compensation committee and the audit committee and Green will designate the chairperson of the nominating committee and the ethics committee.


Executive Management

              Immediately following the Effective Time and for two years thereafter, the current Chairman and Chief Executive Officer of White shall continue as the Chairman and Chief Executive Officer of White and the current Chairman of the Board and Chief Executive Officer of Green shall be President and Chief Operating Officer of White and President and Chief Executive Officer of each of its railroad subsidiaries (the "Railroad CEO"). Immediately following such period, the current Chairman and Chief Executive Officer of White shall continue as Chairman of White for an additional two-year period (and Chairman Emeritus for a one-year period thereafter) and the current Chairman of the Board and Chief Executive Officer of Green shall be elected to the additional office of Chief Executive Officer of White on the second anniversary of the Effective Time and shall succeed as Chairman of White at the end of such additional two-year period. The foregoing arrangements under this heading "Executive Management" may be altered only by a vote, following the Effective Time, of 75% of the members of the Board of Directors of White.

White Articles of Incorporation

              On the Closing Date, the Articles of Incorporation of White shall be amended to change the corporate name of White to a new neutral name not including, except with the prior written consent of each of Green and White, any aspect of the names of either Green or White or their subsidiaries or predecessors.

White By-laws

              On the Closing Date, the White By-laws shall be amended to provide that any amendment to or modification of the arrangements set forth under the heading "Executive Management" or of the employment agreements with the current Chairman of White and Green entered into as of the date of this Agreement shall require a vote of 75% of the members of the Board of Directors of White.

                                                                       EXHIBIT C

                                    FORM OF

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION(*)




                                   Article I

                                      NAME

  The name of the Corporation is [TO BE DETERMINED IN ACCORDANCE WITH MERGER
                                  AGREEMENT].


                                   Article II

                                    PURPOSE

              The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.


                                  Article III

                                AUTHORIZED STOCK

              3.1 Number and Designation. (a) The Corporation shall have authority to issue five hundred million (500,000,000) shares of Common Stock, par value $1.00 per share, twenty-five million (25,000,000) shares of Serial Preferred Stock, without par value, and twenty-five million (25,000,000) shares of Preferred Stock, without par value.

              (b) The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or


------------------
(*)     Amendments are underlined herein

EXHIBIT C

series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. Except to the extent otherwise permitted by the Virginia Stock

Corporation Act, the Preferred Stock of a series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

(c) Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the preferences, limitations and relative rights thereof and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment with respect thereto.

              3.2 Preemptive Rights. No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of this Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.


                                 Article IV

                             SERIAL PREFERRED STOCK

              4.1 Issuance in Series. The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(h), both inclusive, of this Section 4.1 as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any shares of such series.

              The shares of the Serial Preferred Stock of different series may vary as to:

              (a) the number of shares constituting such series and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes;

              (b) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

              (c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

              (d) the price at and the terms and conditions on which shares may be redeemed;

              (e) the amount payable upon shares in event of involuntary liquidation;

              (f) the amount payable upon shares in event of voluntary liquidation;

              (g) any sinking fund provisions for the redemption or purchase of shares; and

              (h) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

                     The shares of all series of Serial Preferred Stock shall be identical except as, within the limits set forth above in this Section 4.1, shall have been fixed and determined by the Board of Directors prior to the issuance thereof.

                     [Deleted] On the date of these Amended and Restated Articles of Incorporation, there were authorized, but unissued, 3,000,000 shares of the Series B Junior Participating Preferred Stock. The date on which such series was authorized by the Board of Directors and the preferences, limitations and relative rights of the shares of such series not is set forth in Article X hereof. Prior to the date of these Amended and Restated Articles of Incorporation, the

Corporation had issued the Series A $7.00 Cumulative Convertible Preferred Stock, the Market Auction Preferred Stock, Series C-1 and the Market Auction Preferred Stock, Series C-2. On that date all of the shares of each of the aforesaid series which had been issued had been redeemed by the Corporation and no share of any such series remained issued and outstanding. Each such series provided that shares of the series, when purchased, redeemed or otherwise acquired by the Corporation, would become authorized but unissued shares of Preferred Stock, undesignated as to series.

              4.2 Dividends. The holders of the Serial Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends in lawful money of the United States of America, at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be fixed for such series. Dividends, if cumulative and in arrears, shall not bear interest.

              No dividends shall be declared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock), and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled to dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent the holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made, no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of all series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied, first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finally, to mandatory sinking fund payments. The terms "current dividend period" and "past dividend period" mean, if two or more series of Serial Preferred Stock having different dividend periods are at the same time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

              4.3 Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive, for each share thereof, the fixed liquidation price for such series, plus, in case such liquidation, dissolution or winding up shall have been voluntary, the fixed liquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the full preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. For the purposes of this Section 4.3, the expression "dividends accrued or in arrears" means, in respect of each share of the Serial Preferred Stock of any series at a particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of years and any fractional part of a year that shall have elapsed from the date when dividends on such shares became cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided, however, that, if the dividends on such shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the articles of serial designation creating such shares less all dividends paid in or with respect to such period.

                                   Article V

                                  COMMON STOCK

              5.1 Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

              5.2 Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

              5.3 Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters.


                                   Article VI

                              NUMBER OF DIRECTORS

              The number of directors shall be fixed by the By-Laws or, in the absence of a By-law fixing the number, the number shall be four.


                                  Article VII

                     LIMIT ON LIABILITY AND INDEMNIFICATION

              7.1 Definitions. For purposes of this Article the following definitions shall apply:

              (a) "Corporation" means this Corporation, including
         Chessie System, Inc. and Seaboard Coast Line Industries, Inc. and no other predecessor entity or other legal entity;

              (b) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

              (c) "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

              (d) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

              (e) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

              (f) "proceeding" means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

              7.2 Limit on Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

              7.3 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 7.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in
Section 7.4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.3.

              7.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.3 of this Article, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or is otherwise provided by law. No person's rights under Section 7.3 of this Article shall be limited by the provisions of this Section 7.4.

              7.5 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstances is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

              7.6 Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

                                  Article VIII

                UNSURRENDERED SHARES OF CHESSIE SYSTEM, INC. AND

                      SEABOARD COAST LINE INDUSTRIES, INC.

              8.1 Conversion of Shares. On October 31, 1980 (the "Merger Date"), the outstanding shares of Chessie Systems, Inc. ("Chessie") and Seaboard Coast Line Industries, Inc. ("Industries") were converted by operation of law into shares of the Corporation.

              8.2 Failure to Surrender Shares. No holder of a Chessie or Industries common stock certificate shall be entitled to vote at any meeting of stockholders of the Corporation or to receive any dividends from the Corporation until surrender of his certificate in exchange for a certificate for shares of the Corporation's Common Stock. Upon such surrender, there shall be paid to the holder the amount of dividends (without interest thereon) that have theretofore become payable, but that have not been paid by reason of the foregoing, with respect to the number of whole shares of the Corporation's Common Stock represented by the certificates issued in exchange. The Corporation shall, however, be entitled after the Merger Date to treat the certificates of outstanding common stock of Chessie and Industries as evidencing the ownership of the number of full shares of the Corporation's Common Stock into which the Chessie and Industries shares, represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates.

                                   Article IX

                                   [Deleted.]


                                  Article X

                        SERIAL PREFERRED STOCK, SERIES B

              Pursuant to a resolution adopted by the Board of Directors of the Corporation on April 29, 1986, 3,000,000 shares of Serial Preferred Stock constitute a series of Serial Preferred Stock designated as the Junior Participating Preferred Stock, Series B (the "Series B Stock"), the shares of which have the following rights and preferences:

              10.1 Designation and Amount. The shares of such series shall be designated as "Junior Participating Preferred Stock, Series B" and the number of shares constituting such series shall be 3,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of the Series B Stock to a number less than that of the shares then outstanding.

              10.2  Dividends and Distributions.

              (a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of the Series B Stock with respect to dividends, the holders of shares of the Series B Stock, in preference to the holders of Common Stock of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day (or, if not a business day, the preceding business day) of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series B Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or
       (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-class dividends or other distributions, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series B
       Stock. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of the Series B Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common

         Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (b) The Corporation shall declare a dividend or distribution on the Series B Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

              (c) Dividends shall begin to accrue and be cumulative on outstanding shares of the Series B Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of the Series B Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of the Series B Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest.
         Dividends paid on the shares of the Series B Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of the Series B Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

              10.3 Voting Rights. The holders of shares of the Series B Stock shall have the following voting rights:

                        (a)  Subject to the provision for adjustment
hereinafter set forth, each share of the Series B Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of the Series B Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                        (b) Except as otherwise provided herein or by law, the holders of shares of the Series B Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                        (c) Except as set forth herein, holders of the Series B Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

              10.4  Certain Restrictions.

                        (a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series B Stock outstanding shall have been paid in full, the Corporation shall not:

                               (i)  declare, set apart or pay dividends on or
make any other distributions on the Common Stock or any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Stock;

                               (ii)  declare or pay dividends on or make any
other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Stock, except dividends paid ratably on the Series B Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

                               (iii)  redeem or purchase or otherwise acquire
for consideration shares of the Series B Stock, any such parity stock or any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Stock, or set aside for or pay to any sinking fund therefor.

                        (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4 purchase or otherwise acquire such shares at such time and in such manner.

              10.5 Reacquired Shares. Any shares of the Series B Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

              10.6 Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of Common Stock or of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Stock unless, prior thereto, the holders of shares of the Series B Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of the Series B Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Stock, except distributions made ratably on the Series B Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of the Series B Stock were entitled immediately prior to such event under the provision of clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              10.7 Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of the Series B Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of the Series B Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              10.8 No Redemption. The shares of the Series B Stock shall not be redeemable.

              10.9 Rank. The Series B Stock shall rank junior to all other series of the Corporation's preferred stock outstanding as of April 29, 1986, as to the payment of dividends and the distribution of assets.

              10.10 Amendment. The Articles of Incorporation shall not be amended in any manner which would materially alter or change the power, preferences or special rights of the Series B Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series B Stock, voting together as a single voting group.


                                   Article XI

                             CERTAIN VOTING MATTERS

(a) As to each voting group entitled to vote on an amendment or restatement of these Articles of Incorporation the vote required for approval shall be (i) the vote required by the terms of these Articles of Incorporation, as amended or as restated from time to time, if such terms specifically require the approval of more than a majority of the votes entitled to be cast thereon by such voting group; or (ii) if clause (i) of this Article is not applicable, a majority of the votes entitled to be cast thereon.

              (b) As to any plan of merger or share exchange to which the Corporation is a party, or any sale, lease, exchange or other disposition of all or substantially all of the assets or property of the Corporation other than in the usual and regular course of business, for which the Virginia Stock Corporation Act requires an affirmative vote of more than two-thirds of the votes cast by shareholders entitled to vote thereon, but which requirement may be reduced to a lesser percentage under the Virginia Stock Corporation Act if the lesser percentage is specified in the articles of incorporation of the Corporation, the affirmative vote of the holders of a majority of the outstanding shares of each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group exists shall be required in lieu of the affirmative vote otherwise required under the Virginia Stock Corporation Act.

                                   EXHIBIT D


                            CONDITIONS TO THE OFFER


       Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Tender Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Tender Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Tender Sub's obligation to pay for or return tendered shares of Green Common Stock or Green ESOP Preferred Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Green Common Stock or Green ESOP Preferred Stock, and may terminate the Offer as to any shares of Green Common Stock or Green ESOP Preferred Stock not then paid for, if (1) (i) Tender Sub does not receive prior to the expiration of the Offer an informal written opinion in form and substance reasonably satisfactory to Tender Sub from the staff of the STB, without the imposition of any conditions unacceptable to Tender Sub, that the use of the voting trust substantially reflected in the form of voting trust agreement contemplated by the Merger Agreement (the "Voting Trust") is consistent with the policies of the STB against unauthorized acquisitions of control of a regulated carrier, or (ii) Tender Sub does not receive prior to the expiration of the Offer an informal statement from the Premerger Notification Office that the transactions contemplated by the Offer, the Merger Agreement and the Green Stock Option Agreement are not subject to, or are exempt from, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or in the absence of the receipt of such informal statement, any applicable waiting period under the HSR Act shall have expired or been terminated prior to the expiration of the Offer, or (2) at any time on or after October 14, 1996 and prior to the acceptance for payment of shares of Green Common Stock and Green ESOP Preferred Stock, any of the following events shall occur:

         (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, (i) challenging or

                                   EXHIBIT D

seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the shares of Green Common Stock or Green ESOP Preferred Stock by White or Tender Sub or the consummation by White or Tender Sub of the Merger, seeking to obtain material damages relating to the Merger Agreement, the Option Agreements or any of the transactions contemplated thereby or otherwise seeking to prohibit directly or indirectly the transactions contemplated by the Offer or the Merger Agreement, or challenging or seeking to make illegal the transactions contemplated by the Option Agreements or otherwise directly or indirectly to restrain, prohibit or delay the transactions contemplated by the Option Agreements, (ii) except for the Voting Trust, seeking to restrain, prohibit or delay White's, Tender Sub's or any of their subsidiaries' ownership or operation of all or any material portion of the business or assets of Green and its subsidiaries, taken as a whole, or to compel White or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Green and its subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of White, Tender Sub or any of their subsidiaries or affiliates effectively to exercise full rights of ownership of the shares of Green Common Stock, including, without limitation, the right to vote any shares of Green Common Stock acquired or owned by White, Tender Sub or any of their subsidiaries on all matters properly presented to Green's shareholders, or (iv) seeking to require divestiture by White or Tender Sub or any of their subsidiaries of any shares of Green Common Stock, in the case of any of (i) through (iv) above, which actions or proceedings are reasonably likely to have a material adverse effect on White; or

         (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Offer or the Merger Agreement, by or before any court, government or governmental authority or agency, domestic or foreign, that, directly or indirectly, results in any of the consequences referred to in paragraph (a) above; or

         (c) prior to the expiration of the Offer there shall not have been validly tendered and not withdrawn an aggregate of at least 17,860,124 shares of Green Common Stock and Green ESOP Preferred Stock; or

         (d) the Board of Directors of Green shall have withdrawn, modified or changed in a manner adverse to White or Tender Sub its approval or recommendation of the Offer or the matters to be considered at the Green Shareholders Meetings or shall have recommended a Takeover Proposal or other business combination, or Green shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal (as defined in the Merger Agreement) or other business combination with a person or entity other than White or Tender Sub (or the Board of Directors of Green resolves to do any of the foregoing); or

         (e) Green shall have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of Green set forth in the Merger Agreement shall not be true and accurate both when made and as of the date of consummation of the Offer, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants or agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect on Green.

         (f) the Merger Agreement shall have been terminated in accordance with its terms; or

         (g) White and Tender Sub shall not have obtained sufficient financing, on terms reasonably acceptable to White, to enable consummation of the Offer and the Merger;

which, in the reasonable judgment of White or Tender Sub in any such case, and regardless of the circumstances (including any action or omission by White or Tender Sub not inconsistent with the terms of the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

       The foregoing conditions are for the sole benefit of White and Tender Sub and may be asserted by White or Tender Sub regardless of the circumstances giving rise to any such condition (including any action or omission by White or Tender Sub not inconsistent with the terms of the Merger Agreement) or may be waived by White or Tender Sub in whole or in part at any time and from time to time in their reasonable discretion (subject to Section 1.1(a) of the Merger Agreement). The failure by White or Tender Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.